Exhibit 9
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Final Terms dated July 22, 2009
This exchange offer is made for the securities of a non-U.S. company. The offer is subject to disclosure requirements of a country other than the United States. Financial statements included in the document have been prepared in accordance with Indonesian accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer and the Guarantor are located outside the United States, and all of their officers, directors and commissioners may be residents of a foreign country. You may not be able to sue the Issuer or the Guarantor or either of their officers, directors or commissioners in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the Issuer and the Guarantor may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.
FINAL TERMS RELATING TO THE
PRELIMINARY OFFERING CIRCULAR
ISSUED JUNE 12, 2009
GT 2005 BONDS B.V.
(a private company with limited liability incorporated under the laws of The Netherlands)
Up to US$441,525,000 Callable Step-Up Guaranteed Secured Bonds due 2014
unconditionally and irrevocably guaranteed by

(incorporated with limited liability under the laws of the Republic of Indonesia)
These Final Terms relate only to the Offering of the Up to US$441,525,000 Callable Step-Up Guaranteed Secured Bonds due 2014 described above and should only be read together with the preliminary offering circular, issued June 12, 2009 (the “Preliminary Offering Circular”), as supplemented and modified by the amendments to the Preliminary Offering Circular set forth in the supplements to the Exchange Offer and Consent Solicitation Memorandum dated June 24, 2009 and July 21, 2009, relating to such offering and these securities. Unless otherwise specified, capitalized terms used herein shall have the meanings given to them in the Preliminary Offering Circular.
Summary of the Offering:

Issuer	GT 2005 Bonds B.V.

Guarantor/the Company	PT Gajah Tunggal Tbk.

The Issue	Up to US$435,225,000 aggregate principal amount of Callable Step-Up Guaranteed Secured Bonds due 2014.

Issue Price	100.00% of the principal amount of the Bonds.

Guarantee	Payment of principal, interest and any additional amounts on the Bonds and all sums due under the Trust Deed and the Agency Agreement is irrevocably and unconditionally guaranteed by the Guarantor.

Issue Date	July 24, 2009.

Maturity Date	July 21, 2014.

Interest	Except as provided below, the Bonds will bear interest at the following annual interest rates:

July 21, 2009 to July 20, 2011 5.00%

July 21, 2011 to July 20, 2012 6.00%
July 21, 2012 to July 20, 2013 8.00%
July 21, 2013 to the Maturity Date 10.25%

Interest will be payable quarterly in arrear on January 21, April 21, July 21 and October 21 of each year, commencing on October 21, 2009.

Interest will commence accruing from July 21, 2009, whether the Issue Date occurs prior to or after such date. A portion of the interest due and payable on the Existing Bonds on the July 21, 2009 interest payment date will be capitalized and included in the principal amount of the Bonds.

Option to Increase Interest	At any time and from time to time, prior to January 21, 2013, the Issuer may elect to increase the interest payable to a rate of 10.25% per annum. Such election by the Issuer shall be irrevocable and shall take effect on the next Interest Payment Date.

Denomination	The Bonds will be in the denomination of US$1,000 each or integral multiples thereof. The Bonds will be traded on the SGX-ST in minimum board lot sizes of US$200,000 as long as any Bond remains listed on the SGX-ST.

Withholding Taxes	Payment of principal of and premium, if any, and interest and any Additional Amounts on the Bonds, will be made by the Issuer through The Hongkong and Shanghai Banking Corporation Limited as principal paying agent in immediately available funds. All payments in respect of the Bonds and the Guarantee will be made free and clear of, and without withholding or deduction for Dutch or Indonesian taxes, unless such withholding or deduction is required by law. In the event that the Issuer or the Guarantor is required by law to deduct or withhold Dutch or Indonesian taxes, the Issuer or the Guarantor, as the case may be, will pay additional amounts (subject to certain exceptions) in respect of such withholding tax on such payments.

Status of the Bonds	The Bonds:

• constitute direct, unsubordinated, unconditional and secured obligations of the Issuer;

• are guaranteed by the Guarantor on a secured basis;

• is secured by a first ranking security interest in the Secured Property;

• are senior in right of payment to any existing and future obligations of the Issuer expressly subordinated in right of payment to the Bonds; and

• rank at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness of the Issuer (subject to any priority rights of such Indebtedness pursuant to applicable law).

Status of the Guarantee	The Guarantee:

• constitutes the direct, unsubordinated, unconditional and

secured obligation of the Guarantor;

• is secured by a first ranking security interest in the Secured Property;

• is senior in right of payment to all future obligations of the Guarantor expressly subordinated in right of payment to the Guarantee; and

• ranks at least pari passu with all other unsecured, unsubordinated Indebtedness of the Guarantor (subject to any priority rights of such Indebtedness pursuant to applicable law).

Secured Property	The respective obligations of the Issuer under the Bonds and the Trust Deed and the Guarantor under the Guarantee will be secured on a first priority basis by liens on the Secured Property, which shall consist of:

•     Indonesian law deeds of fiduciary security covering the movable property (excluding office equipment, company records, inventory, raw materials and finished and unfinished goods), equipment and machinery located in the Guarantor’s automobile bias tire production plant (Plant A), motorcycle tire and tube production plant (Plant B) and automobile tire tube production plant (Plant C); and

•     Indonesian law land mortgages in respect of the Plant A, Plant B and Plant C comprising the plants, buildings, and the certificated land parcels on which Plants A, B and C are located, and all immovable property and equipment attached to or forming part of Plant A, Plant B and Plant C.

The liens in favor of the Security Agent for and on behalf of the Trustee will be perfected to the extent contemplated by the Security Documents and held by the Security Agent. See “Description of the Security.”

See “Risk Factors — Risks Relating to the Bonds, the Collateral and the Guarantee — The value of the collateral will not be sufficient to satisfy the Issuer’s obligations under the Bonds.”

Optional Redemption	At any time prior to the Maturity Date, the Issuer may redeem all or a portion of the Bonds at the redemption prices set forth in the Conditions together with accrued and unpaid interest, if any, to the redemption date.

Optional Tax Redemption	Subject to certain exceptions and as more fully described herein, the Bonds may be redeemed, in whole but not in part, at the option of the Issuer, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (plus additional amounts due thereon, if any) if, as a result of certain changes in the laws, treaties, regulations or rulings (or the application or interpretation thereof) affecting Dutch or Indonesian taxes, the Issuer or the Guarantor (as the case may be) would be required to pay certain Additional Amounts; provided that where the Additional Amounts are due as a result of such changes affecting Dutch or Indonesian taxes, the Bonds may be redeemed only in the event that the withholding rate required under Indonesian law or laws is in excess of 20%.

Certain Covenants	The Issuer and the Guarantor will agree in the Trust Deed constituting the Bonds and the Conditions related thereto to observe certain covenants, including, among other things:

• a limitation on restricted payments;

• a limitation on the Incurrence of Indebtedness;

• negative pledge;

• a limitation on transactions with Affiliates;

• a limitation on the sales of assets, mergers and consolidations; and

• certain other covenants.

See “Terms and Conditions of the Bonds.”

Deleveraging Undertaking	The Guarantor and the Issuer shall redeem or repurchase and cancel a portion of the initial outstanding principal amount of the Bonds on the Issue Date in accordance with the following schedule:

(a) On or prior to 21 July 2011: an aggregate of 2.5% of the initial outstanding principal amount of the Bonds on the Issue Date (including all Bonds that have been redeemed or repurchased and canceled from the Issue Date through such date);

(b) On or prior to 21 July 2012: an aggregate of 5.0% of the initial outstanding principal amount of the Bonds on the Issue Date (including all Bonds that have been redeemed or repurchased and canceled from the Issue Date through such date); and

On or prior to 21 July 2013: an aggregate of 10.0 % of the initial outstanding principal amount of the Bonds on the Issue Date (including all Bonds that have been redeemed or repurchased and canceled from the Issue Date through such date).

Events of Default	Certain events will permit acceleration of the principal of the Bonds (together with all interest and Additional Amounts accrued and unpaid thereon). These events include default with respect to the payment of principal of, premium, if any, or interest on, the Bonds.

Use of Proceeds	The Issuer will receive no cash proceeds from the issuance of the Bonds. See “Use of Proceeds.”

Book-entry; Delivery and Form	The Bonds will be represented by a Global Certificate in fully registered form without interest coupons deposited with a common depositary for Euroclear and Clearstream, Luxembourg (together, the “Clearing Systems” and each a “Clearing System”) and registered in the name of a nominee for such common depositary.

Transfer Restrictions	The Bonds have not been registered under the Securities Act and are subject to certain restrictions on transfer. See “Transfer Restrictions.”

Listing and Trading for the Bonds	Application has been made to the SGX-ST for the listing and quotation of the Bonds on the SGX-ST. The Bonds will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Bonds are listed on the SGX-ST.

Identification Numbers	ISIN: XS0442097993. Common Code: 044209799.

Security Agent	The Hongkong and Shanghai Banking Corporation Limited, Jakarta Branch, which holds the security interests in the Secured Property for and on behalf of the Trustee.

Principal Paying Agent, Paying Agent, Transfer Agent and Registrar	The Hongkong and Shanghai Banking Corporation Limited.

Trustee	The Hongkong and Shanghai Banking Corporation Limited.

Governing Law	The Conditions, the Bonds, the Guarantee, the Agency Agreement and the Trust Deed will be governed by, and construed in accordance with, the laws of England. The Security Documents will be governed by, and construed in accordance with, the laws of Indonesia.

TERMS AND CONDITIONS OF THE BONDS
     The following (subject to completion and amendment and other than the words in italics and subject to the provisions of the Global Certificate) are the terms and conditions substantially in the form in. which they will be endorsed on the Bonds if issued in definitive certificated form, which will be incorporated by reference into the Global Certificate representing the Bonds, subject to the provisions of such Global Certificate. See “Covenants and Definitions” below for the definitions of certain capitalised terms used herein.
     The issue of up to US$441,525,000 aggregate principal amount of callable step-up guaranteed secured bonds due 2014 (the “Bonds”) of GT 2005 Bonds B.V. (the “Issuer”), was authorised by a resolution of the Board of Directors of the Issuer passed on June 12, 2009 and the guarantee of the Bonds (the “Guarantee”) is expected to be authorised by a resolution of the Board of Commissioners of the Guarantor and an extraordinary general meeting of the shareholders of the Guarantor scheduled for June 29, 2009. The Bonds will be constituted by a trust deed dated on or before the Issue Date (as defined herein) and made between the Issuer, the Guarantor and The Hongkong and Shanghai Banking Corporation Limited as trustee (the “Trustee” which term shall, where the context so permits, include all other persons or companies for the time being acting as trustee or trustees under the Trust Deed) for the holders of the Bonds (the “Bondholders”). The Issuer and the Guarantor have entered into a registrar and paying agency agreement dated on or before the Issue Date with the Trustee, The Hongkong and Shanghai Banking Corporation Limited as principal paying agent (the “Principal Paying Agent”), The Hongkong and Shanghai Banking Corporation Limited as registrar (the “Registrar”), The Hongkong and Shanghai Banking Corporation Limited as transfer agent (the “Transfer Agent”) and other paying agents appointed under it (each a “Paying Agent” and together with the Principal Paying Agent, the “Paying Agents”), relating to the Bonds. The Paying Agents, the Registrar and the Transfer Agent are collectively referred to as the “Agents” and such expression includes any successor or additional agent appointed pursuant to the Agency Agreement with respect to the Bonds. References to the “Principal Paying Agent”, “Paying Agent”, “Registrar”, “Transfer Agent” and “Agents” below are references to the principal paying agent, paying agent, registrar, transfer agent and agents for the time being. So long as the Bonds are listed on the Singapore Exchange Securities Trading Limited (the “SGX-ST”), and, if so required by the SGX-ST, references to “Agents” shall include the Singapore Agent (as defined in Condition 18). The statements in these Conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed and the Agency Agreement. Copies of the Trust Deed, the Agency Agreement and the Security Documents are available for inspection during normal business hours on any weekday (except public holidays) by Bondholders at the specified office of the Principal Paying Agent being at the date hereof at Level 30, HSBC Main Building, 1 Queen’s Road Central, Hong Kong. The Bondholders are entitled to the benefit of the Trust Deed and are bound by, and are deemed to have notice of, all the provisions of the Trust Deed, the Agency Agreement and the Security Documents applicable to them. In acting under the Agency Agreement and in connection with the Bonds, the Agents act solely as agents of the Issuer and (to the extent provided therein) the Trustee and do not assume any obligations towards or relationship of agency or trust for or with any of the Bondholders. Capitalised terms not otherwise defined shall have the meanings given to them in Condition 4.15 herein. Terms used in these Conditions have the meaning given to them in the Trust Deed unless the context otherwise requires.
1.	STATUS, GUARANTEE AND SECURITY

1.1	Status of the Bonds
The Bonds constitute direct, unsubordinated, unconditional and secured obligations of the Issuer; are guaranteed by the Guarantor on a secured basis; are senior in right of payment to any existing and future obligations of the Issuer expressly subordinated in right of payment to the Bonds; and rank at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness of the Issuer (subject to any priority rights of such unsubordinated Indebtedness pursuant to applicable law).

Pursuant to the grant of security over the Secured Property by the Guarantor, the Bondholders are entitled to the benefit of first priority liens on that Secured Property and rank effectively senior in right of payment to the unsecured obligations of the Issuer and the Guarantor to the extent of the value of that Secured Property securing the Bonds and the Guarantee (subject to any priority rights of such obligations pursuant to applicable law).
1.2	Guarantee
The Guarantor has in the Trust Deed unconditionally and irrevocably guaranteed the due and punctual payment of all sums from time to time payable by the Issuer in respect of its obligations under the Bonds, the Trust Deed and the Agency Agreement. The Guarantee constitutes the direct, unsubordinated, unconditional and secured obligation of the Guarantor; is secured by a first ranking security interest in the Secured Property; is senior in right of payment to all future obligations of the Guarantor expressly subordinated in right of payment to the Guarantee; and ranks at least pari passu with all other unsecured, unsubordinated Indebtedness of the Guarantor (subject to any priority rights of such Indebtedness pursuant to applicable law).
1.3	Security
(a)	The Security
          The respective obligations of the Issuer under the Bonds and the Trust Deed and the obligations of the Guarantor under the Guarantee are, or will be, secured on a first priority basis by liens over:
•	Indonesian law deeds of fiduciary security covering the movable property (excluding office equipment, company records, inventory, raw materials and finished and unfinished goods), equipment and machinery located in the Guarantor’s automobile bias tire production plant (Plant A), motorcycle tire and tube production plant (Plant B) and automobile tire tube production plant (Plant C); and

•	Indonesian law land mortgages in respect of the Plant A, Plant B and Plant C comprising the plants, building and the certificated land parcels on which Plants A, B and C are located, and all immovable property and equipment attached to or forming part of Plant A, Plant B and Plant C (the “Secured Property”).
          The agreements constituting the security over the Secured Property (the “Security”) are together referred to as the “Security Documents”. Details of the Secured Property are more particularly set out in the Trust Deed and the Security Documents, and the Secured Property shall only be released from the liens as provided in these Conditions, the Trust Deed and the Security Documents. The liens in favor of the Security Agent for and on behalf of the Trustee will be perfected to the extent contemplated by the Security Documents and held by the Security Agent.
(b)	Application of Proceeds
          Under the Trust Deed, all moneys received by the Trustee in connection with the realization or enforcement of the Security will, regardless of any appropriation of all or part thereof by the Issuer, or the Guarantor (as the case may be), be held by the Trustee on trust to apply them in accordance with the Trust Deed.
          The Trust Deed and the Security Documents require that the net proceeds resulting from the enforcement of the Security, after the Trustee’s remuneration, expenses and indemnification, if any, and any taxes or other amounts required to be paid prior to any such application, be applied first, pari passu, and rateably in payment of any interest owing to the Bondholders, second, in payment of any principal and any other amounts owing to the Bondholders, pari passu, and rateably, and third, in payment of any balance to the Issuer, or the Guarantor (as the case may be).
2.	FORM AND DENOMINATION
The Bonds are issued in individual fully registered form, without interest coupons or principal receipts attached, in minimum denominations of US$1,000. An individual certificate will be issued to each Bondholder in respect of its registered holding or holdings of Bonds. Upon issue, the Bonds will be represented by a permanent global certificate (a “Global Certificate”) in fully registered form which will be deposited with the custodian for and registered in the name of a nominee for a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”).
If the Bonds are issued in definitive form pursuant to their terms, a definitive certificate in respect of each Bond (a “Definitive Certificate”) will be issued in registered form and serially numbered with an identifying number which will be recorded in the register (the “Register”) which the Issuer shall procure to be kept by the Registrar.
3.	TITLE AND TRANSFER

3.1	Title
Title to the Bonds passes upon registration of transfers in the register which the Issuer will procure to be kept by the Registrar in accordance with the provisions of the Agency Agreement and the Trust Deed. The registered holder of any Bond will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not any payment in respect of it is overdue and regardless of any notice of ownership, trust or any interest in it, any writing on it, (other than a duly completed and endorsed form of transfer in respect of such Bond) or its theft or loss) and no person will be liable for so treating such holder.
3.2	Transfer
(a)	Subject to Condition 3.2(d), one or more Bonds may be transferred in whole or in part in nominal amounts equal to US$1,000. Transfers of beneficial interests in the Global Certificate will be effected subject to and in accordance with the Agency Agreement. Bonds represented by Definitive Certificates may be transferred only upon the surrender, at the specified office of the Registrar or Transfer Agent, of the Definitive Certificate representing such Bond(s) to be transferred, with the form of transfer endorsed on such Definitive Certificate duly completed and executed and together with such other evidence as the Registrar or Transfer Agent may reasonably require. In the case of a transfer of part only of a holding of Bonds represented by one Definitive Certificate, a new Definitive Certificate will be issued to the transferee in respect of the part transferred and a further new Definitive Certificate in respect of the balance of the holding not transferred will be issued to the transferor.

(b)	Each new Definitive Certificate to be issued pursuant to Condition 3.2(a) will be available for delivery and the Registrar shall register the transfer in question within five Business Days of receipt of such form of transfer. Delivery of new Definitive Certificate(s) shall be made at the specified office of the Transfer Agent or of the Registrar, as the case may be, to whom delivery shall have been made or, at the option of the holder making such delivery as aforesaid and as specified in the form of transfer or otherwise in writing, shall be mailed by pre-paid first class post at the risk of the holder entitled to the new Definitive Certificate to such address as may be so specified. For the purposes only of this Condition 3.2(b), “Business Day” means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the Transfer Agent and the Registrar.

(c)	Transfers of Bonds and Definitive Certificates representing such Bonds in accordance with these Conditions on registration or transfer will be effected without charge by or on behalf of the Issuer, the Registrar or the Transfer Agent, but upon payment (or the giving of such indemnity as the Registrar or the Transfer Agent may require in respect thereof) of any tax or other governmental charges which may be imposed in relation to it.

(d)	No Bondholder may require the transfer of a Bond to be registered during the period of 15 calendar days ending on the due date for any payment of principal or interest or redemption of that Bond.

(e)	All transfers of Bonds and entries on the Register will be made subject to the detailed regulations concerning the transfer of Bonds scheduled to the Agency Agreement. The regulations may be changed by the Issuer in any manner which is reasonably required by the Issuer with the prior written approval of the Trustee and the Registrar. A copy of the current regulations will be sent by the Registrar to any Bondholder upon request and is available at the offices of each of the Registrar and Transfer Agent.
4.	COVENANTS AND DEFINITIONS

4.1	Limitation on Restricted Payments
(a)	So long as any of the Bonds are outstanding, the Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)	declare or pay any dividend on or make any distribution or other payment of any sort in respect of the Guarantor’s or any such Restricted Subsidiary’s Equity Interests (including any payment in connection with any merger or consolidation involving the Guarantor or any such Restricted Subsidiary) or to the direct or indirect holders of the Guarantor’s or any such Restricted Subsidiary’s Equity Interests, in their capacity as such (other than dividends or distributions payable to the Guarantor or a Restricted Subsidiary of the Guarantor);

(ii)	purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Guarantor or any such Restricted Subsidiary) any Equity Interests of the Guarantor or any direct or indirect parent of the Guarantor;

(iii)	make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated to the Bonds or the Guarantee (excluding any intercompany Indebtedness between or among the Guarantor or any such Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(iv)	make any Investment, other than a Permitted Investment (a “Restricted Investment”),
(each such prohibited payment described in paragraphs (i) through (iv) of this Condition, being a “Restricted Payment”) unless at the time of and immediately after giving effect to the proposed Restricted Payment:
(A)	no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(B)	the Interest Step-Up Date has occurred;

(C)	the Guarantor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four quarter period, have been permitted to Incur an additional US$1.00 of Indebtedness pursuant to the provisions of Condition 4.2(a);

(D)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Guarantor and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by paragraphs (b)(i) and (b)(ii) below), is less than the sum, without duplication, of:
(1)	50% of the Consolidated Net Income of the Guarantor for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Interest Step-Up Date occurs to the end of the Guarantor’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(2)	100% of the aggregate net cash proceeds received by the Guarantor since the Interest Step-Up Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Guarantor (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Guarantor that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or. Disqualified Stock or debt securities) sold to a Subsidiary of the Guarantor), plus

(3)	to the extent that any Restricted Investment that was made after the Interest Step-Up Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment,

(E)	provided that, to the extent that any of the following would be a Restricted Payment and would otherwise be prohibited under this Condition 4.1(a), the Guarantor may, and the Guarantor may permit any of its Restricted Subsidiaries to, make directly or indirectly:
(1)	any Restricted Payment otherwise prohibited by paragraph (i) of this Condition 4.1(a) within 60 days after the date of the declaration to make such a payment or payments; provided that the provisions of paragraphs (A), (B), (C) and (D) of this Condition 4.1(a) are satisfied at the date of such declaration even if the provisions of paragraphs (A), (B), (C) and (D) are not satisfied at the date of payment; and

(2)	the payment of any dividend by a Restricted Subsidiary of the Guarantor to holders of its Equity Interests on a pro rata basis.
(b)	So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the provisions of Condition 4.1(a) shall not prohibit any of the following:
(i)	any purchase, redemption, defeasance, or other acquisition or retirement for value of Equity Interests of the Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Guarantor) of, Equity Interests of the Guarantor (other than Disqualified Stock), provided that the amount of any such net cash proceeds that are utilised for any such purchase, redemption, defeasance or other acquisition or retirement will be excluded from paragraph (D) of Condition 4.1(a);

(ii)	any purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Guarantor (at maturity or otherwise) made by exchange for, or out of the cash proceeds of the substantially concurrent Incurrence (other than to a Subsidiary) of, Refinancing Indebtedness;

(iii)	after the Interest Step-Up Date, any repurchase or other acquisition of Capital Stock of the Guarantor or any of its Subsidiaries from employees, former employees, directors or former directors of the Guarantor or any of its Subsidiaries, pursuant to the terms of any management equity plan or stock option plan or any other management or employee benefit plan, agreement or trust; provided that the aggregate amount of such repurchases and other acquisitions shall not exceed US$1,000,000 in any fiscal year; and

(iv)	after the Interest Step-Up Date, Restricted Payments referred to in clauses (i), (ii) and (iii) of Condition 4.1(a) in an aggregate amount not to exceed, together with all other such Restricted Payments made pursuant to this clause (iv), US$20,000,000 since the Interest Step-Up Date; provided however, in the event the Guarantor is required by Indonesian law to pay dividends to its public shareholders prior to the Interest Step-Up Date, the Guarantor shall be permitted to pay such dividends under this clause (iv) provided that any such amounts will be applied against the aggregate amount of Restricted Payments made pursuant to this clause (iv).
The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Guarantor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

The fair market value of any assets or securities that are required to be valued by this Condition 4.1 will be determined by two Authorised Officers and set forth in an Officers’ Certificate delivered to the Trustee if the fair market value of such assets or securities is at least US$1,000,000; provided, however, that if the fair market value of such assets or securities is at least US$3,000,000, the fair market value will be determined by the relevant Board of Directors, whose Board Resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value of such assets or securities is at least US$5,000,000. Not later than the date of making any Restricted Payment, the Guarantor will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculation required by this Condition 4.1 were computed, together with a copy of any Board Resolution or fairness opinion or appraisal required hereby.

4.2	Limitation on Incurrence of Indebtedness
(a)	The Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt), and the Guarantor will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock, except that only after the Interest Step-Up Date, the Guarantor may, subject to paragraph (c) below, Incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and its Restricted Subsidiaries may Incur Indebtedness (including Acquired Debt) or issue Preferred Stock if, determined on a pro forma basis (including pro forma application of the net proceeds from such Incurrence of Indebtedness), as if the additional Indebtedness had been Incurred or such Disqualified Stock or Preferred Stock had been issued at the beginning of the Relevant Period:
(i)	the Leverage Ratio would have been less than 4.00 to 1.00;

(ii)	the Consolidated Debt to Consolidated Tangible Net Worth Ratio would have been less than 2.00 to 1.00; and

(iii)	the Consolidated Current Assets to Consolidated Current Liabilities Ratio would have been at least 1.00 to 1.00.
(b)	Notwithstanding Condition 4.2(a), nothing in this Condition shall limit the ability of the Issuer or the Guarantor to Incur the following Indebtedness:
(i)	Indebtedness of the Guarantor outstanding on the Issue Date (excluding any Existing Bonds that have been exchanged for the Bonds and any Indebtedness falling within Condition 4.2(b)(iii) or Condition 4.2(b)(v));

(ii)	Indebtedness of the Issuer represented by the Bonds to be issued on the Issue Date (or subsequent to the Issue Date in accordance with Condition 16) upon cancellation of the exchanged Existing Bonds in the corresponding principal amount, and Indebtedness of the Guarantor under the Guarantee, and in the event any Existing Bonds are outstanding at the Issue Date, Indebtedness of the Issuer represented by the Existing Bonds and Indebtedness of the Guarantor under the Intercompany Loans;

(iii)	Indebtedness Incurred by the Guarantor or any of its Restricted Subsidiaries pursuant to letters of credit which are entered into in the ordinary course of business (“Letters of Credit”) in an aggregate principal amount at any one time outstanding (such amount being deemed to be the maximum potential liability of the Guarantor and its Restricted Subsidiaries thereunder) not exceeding US$50,000,000, which includes any Letters of Credit Incurred as of the Issue Date;

(iv)	Subordinated Shareholder Funding;

(v)	Indebtedness of the Guarantor maturing within 12 months and Incurred under unsecured financing facilities to meet ordinary course operational needs (“Working Capital Debt”) in an aggregate principal amount outstanding at any one time not exceeding US$50,000,000 (or its foreign currency equivalent), which includes any Working Capital Debt Incurred as of the Issue Date;

(vi)	Indebtedness of the Guarantor under any Hedge Agreement in each case entered into in the ordinary course of the Guarantor’s business, and not for investment or speculative purposes; provided that such Hedge Agreement does not increase the Indebtedness of the Guarantor outstanding at any time other than as a result of fluctuations in interest rates, foreign currency exchange rates or commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(vii)	obligations of the Guarantor in respect of performance, customs or other similar bonds and shipping guarantees provided by, or similar credit transactions entered into by, the Guarantor in the ordinary course of business;

(viii)	Refinancing Indebtedness Incurred by the Guarantor or a Restricted Subsidiary in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under Condition 4.2(a) or clause (ii) or (x) of this Condition 4.2(b);

(ix)	the Incurrence by the Guarantor or any of its Restricted Subsidiaries of intercompany Indebtedness between the Guarantor and any of its Restricted Subsidiaries; provided, however, that:
(A)	if the Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Bonds; and

(B)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Guarantor or a Restricted Subsidiary of the Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Guarantor or a Restricted Subsidiary of the Guarantor; will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Guarantor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (ix);
(x)	Indebtedness of the Guarantor represented by Purchase Money Obligations or Capitalised Lease Obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the Line of Business of the Guarantor or its Subsidiaries, in an aggregate amount which, when taken together with all other Indebtedness Incurred by the Guarantor pursuant to this clause (x) and then outstanding, does not exceed US$25,000,000; and

(xi)	Indebtedness of a Finance Subsidiary, provided, however, that:
(A)	such Indebtedness is unconditionally guaranteed by the Guarantor;

(B)	such Indebtedness, if Incurred by the Guarantor, would be permitted to be Incurred by the Guarantor under another provision of this Condition 4.2 (including, without limitation, clause (viii) above), and the Guarantor’s guarantee thereof will be deemed to be an Incurrence of such Indebtedness by the Guarantor under the relevant other provision of this Condition 4.2; and

(C)	all of the net proceeds of such Indebtedness (net of related expenses) are lent, directly or indirectly, by such Finance Subsidiary to the Guarantor or a Wholly Owned Subsidiary that is a Restricted Subsidiary of the Guarantor.
(c)	Notwithstanding Conditions 4.2(a) and (b), the Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Indebtedness (other than Refinancing Indebtedness Incurred under clause 4.2(b)(viii) above) where the new Indebtedness will be Incurred by a reason of a computation of the Leverage Ratio which calculation includes the effect of a proposal to repay existing Indebtedness by the Guarantor or a Restricted Subsidiary (and where the Incurrence of the new Indebtedness by the Guarantor or such Restricted Subsidiary would only be permitted because of the effect on such calculation of the proposal to repay the other existing Indebtedness) unless:
(i)	the Guarantor or such Restricted Subsidiary, as applicable, shall have given an irrevocable notice of redemption, prepayment or repayment (as the case may be) on the Incurrence of the new Indebtedness to the holders of the existing Indebtedness to be redeemed, prepaid or repaid (as the case may be) by the Guarantor or such Restricted Subsidiary, as applicable; and

(ii)	an amount equal to the Net Available Cash from the new Indebtedness shall be held on trust by the Guarantor or such Restricted Subsidiary, as applicable, for the benefit of the holders of the existing Indebtedness to be redeemed, prepaid or repaid by the Guarantor or such Restricted Subsidiary, as applicable, until the earlier of (i) its use for the purposes of redemption, prepayment or repayment of such existing Indebtedness or (ii) the full discharge of such existing Indebtedness by any other means, provided that no payment of a Restricted Payment shall be made from or in respect of the amount held in trust in accordance with paragraph (ii) until the existing Indebtedness to be redeemed, prepaid or repaid has been irrevocably redeemed, prepaid or repaid or has or otherwise been discharged in accordance with paragraph (ii).
For purposes of determining compliance with this Condition 4.2, (1) the outstanding principal amount of any particular Indebtedness shall be counted only once and any Obligation arising under any guarantee, Security Interest, letter of credit or similar instrument supporting such Indebtedness shall be disregarded, and (2) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted under clause (i) to (xi) above, or is entitled to be Incurred pursuant to the first paragraph of this Condition 4.2, the Guarantor in its sole discretion will be permitted to divide and classify such item of Indebtedness on the date of its Incurrence or later classify, reclassify or divide and classify such item of Indebtedness on the date of its Incurrence or later classify, reclassify or divide all or a portion of such Indebtedness in any manner that complies with this Condition 4.2. The accrual of interest, the accretion or amortisation of original issue discount, the payment of any interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or Issuance of Disqualified Stock for purposes of this Condition 4.2; provided that, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Debt of the Guarantor as accrued. Notwithstanding any other provision of this Condition 4.2, the maximum amount of Indebtedness that the Guarantor or any Restricted Subsidiary of the Guarantor may incur pursuant to this Condition 4.2 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
4.3	Limitation on Payment Restrictions Affecting Restricted Subsidiaries
The Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(a)	pay dividends or make any other distributions on its Equity Interests to the Guarantor or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits;

(b)	pay any Indebtedness owed to the Guarantor or any of its Restricted Subsidiaries;

(c)	make any loans or advances to the Guarantor or any of its Restricted Subsidiaries; or

(d)	transfer any of its properties or assets to the Guarantor or any of its Restricted Subsidiaries;
provided that the foregoing shall not apply to encumbrances or restrictions existing under or by reason of:
(i)	the Bonds, the Existing Bonds, the Security Documents and the Trust Deed;

(ii)	applicable law;

(iii)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Guarantor or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by Condition 4.2 to be Incurred;

(iv)	customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(v)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in paragraph (d) of the preceding paragraph;

(vi)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(vii)	Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(viii)	Security Interests securing Indebtedness otherwise permitted to be incurred under the provisions of Condition 4.4 that limit the right of the debtor to dispose of the assets subject to such Security Interests;

(ix)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(x)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
4.4	Negative Pledge
          So long as any of the Bonds are outstanding:
(a)	the Guarantor shall not, and shall procure that none of its Restricted Subsidiaries shall, (i) directly or indirectly, incur or permit to exist any Security Interest (other than a Permitted Security Interest) of any nature whatsoever upon the whole or any part of its present or future undertaking, assets or revenue to secure any Indebtedness or any guarantee of Indebtedness unless all payments due under the Bonds and the Trust Deed are secured on an equal and rateable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by such Security Interest and (ii) give any guarantee with respect to Indebtedness of any Person (other than a Permitted Loan/Guarantee);

(b)	the Guarantor shall not permit any Person which is not the Guarantor or its Restricted Subsidiary to give any guarantee with respect to any Indebtedness of any Restricted Subsidiary of the Guarantor and/or the Guarantor; and

(c)	the Issuer shall not (i) directly or indirectly, incur or permit to exist any Security Interest of any nature whatsoever upon the whole or any part of its present or future undertaking, assets or revenue to secure any Indebtedness or any guarantee of any Indebtedness or (ii) give any guarantee with respect to any Indebtedness of any Person.
4.5	Compliance Certificate
(a)	The Issuer and the Guarantor shall, within 120 calendar days after the close of each annual Fiscal Period following the issuance of the Bonds, file with the Trustee, together with the financial statements for such Fiscal Period filed pursuant to Condition 4.6(a), an Officers’ Certificate, covering the period from the Issue Date to the end of the annual Fiscal Period in which the Bonds were issued, in the case of the first such certificate, and covering the preceding annual Fiscal Period in the case of each subsequent certificate, and stating whether or not, to the best knowledge of each such executing Authorised Officer of the Issuer or the Guarantor, as the case may be, has complied with and performed and fulfilled all covenants and obligations on its part contained in the Conditions and the Trust Deed and is not in default in the performance or observance of any of the terms or provisions contained in the Conditions and the Trust Deed, and, if any such signatory has obtained knowledge of any default by the Issuer or the Guarantor, as the case may be, in the performance, observance or fulfilment of any such covenant, term or provision specifying each such default and the nature thereof. For the purpose of this Condition 4.5, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of the Bonds and the Trust Deed.

(b)	The Officers’ Certificate filed pursuant to Condition 4.5(a) shall also set forth a calculation of (i) the Leverage Ratio, (ii) the Consolidated Debt to Consolidated Tangible Net Worth Ratio, and (iii) the Consolidated Current Assets to Consolidated Current Liabilities Ratio, in each case as of the balance sheet date of the most recent quarterly Fiscal Period for which financial information is available, setting forth each component of the calculation thereof.
4.6	Reports and Financial Information
The Guarantor shall file with the Trustee, in the case of each annual Fiscal Period, within 120 days and, in the case of each quarterly Fiscal Period (other than the last quarterly Fiscal Period in an annual Fiscal Period), within 90 calendar days after the close of each Fiscal Period, three copies, in each case in the English language, (and shall make available to the Trustee and the Agents as many further copies as they may reasonably request in order to satisfy requests from Bondholders for them) of the following:
(a)	in the case of each annual Fiscal Period of the Guarantor, the audited Consolidated financial statements of the Guarantor (including an audit report by the Guarantor’s auditors in relation to such audited financial statements) as at the end of, and for, such Fiscal Period and prepared in accordance with GAAP; and

(b)	in the case of each quarterly Fiscal Period falling within each of the annual Fiscal Periods (other than the last quarterly Fiscal Period in an annual Fiscal Period), the quarterly interim report containing unaudited Consolidated profit and loss account, balance sheet and cash flow statement in respect of such quarterly Fiscal Period for the Guarantor, which accounts or financial statements are prepared on a basis substantially consistent with the most recent audited financial statements, or which indicate the way in which their basis of preparation is different.
4.7	Limitation on Transactions with Affiliates
The Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer, or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) unless:
(a)	the terms of such Affiliate Transaction are no less favourable to the Guarantor or Restricted Subsidiary, as the case may be, than would have been obtained in a comparable transaction by the Guarantor or such Restricted Subsidiary with an unrelated Person; and

(b)	the Guarantor delivers to the Trustee:
(i)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving an aggregate consideration in excess of US$3,000,000, a resolution of the relevant Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Condition 4.7 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(ii)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5,000,000, an opinion as to the fairness to the Bondholders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing.
The foregoing will not prohibit:
(a)	any employment agreement entered into by the Guarantor or any of its Restricted Subsidiaries in the ordinary course of business of the Guarantor or such Restricted Subsidiary and agreements relating to such employment matters are consistent with the past practice of the Guarantor or such Restricted Subsidiary;

(b)	transactions between or among the Guarantor and/or its Restricted Subsidiaries;

(c)	transactions with a Person that is an Affiliate of the Guarantor solely because the Guarantor owns an

Equity Interest in, or controls, such Person;

(d)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Guarantor;

(e)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Guarantor;

(f)	transactions with purchasers or suppliers of goods or services, in each case in the ordinary course of business, provided that with respect to any such transactions involving aggregate consideration in excess of US$3,000,000, the Guarantor delivers to the Trustee a resolution of the relevant Board of Directors set forth in an Officers’ Certificate certifying that the terms of such transactions are no less favourable to the Guarantor or Restricted Subsidiary, as the case may be, than would have been obtained in a comparable transaction by the Guarantor or such Restricted Subsidiary with an unrelated Person;

(g)	transactions pursuant to agreements in existence on the Issue Date (on the terms in effect on such date) and any amendment or supplement thereto that is not less favourable to the Guarantor or Restricted Subsidiary, as the case may be, than such agreement as in effect of the Issue Date; and

(h)	Restricted Payments that are permitted by Condition 4.1.
4.8	Limitation on Sales of Assets
The Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(a)	the Guarantor or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(b)	the fair market value is determined by two Authorised Officers of the Guarantor, and evidenced by an Officers’ Certificate delivered to the Trustee; and

(c)	at least 75% of the consideration received in the Asset Sale by the Guarantor or such Restricted Subsidiary is in the form of cash or cash equivalents, provided that such cash equivalents are converted into cash within seven days of receipt by the Person receiving such payment. For purposes of this provision, each of the following will be deemed to be cash:
(i)	any liabilities, as shown on the most recent balance sheet of the Guarantor or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Bonds or the Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Guarantor or such Restricted Subsidiary from further liability; and

(ii)	any securities, notes or other obligations received by the Guarantor or such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Guarantor or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.
Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Guarantor may apply those Net Cash Proceeds:
(i)	to repay Indebtedness and other obligations senior to the Bonds and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(ii)	to make capital expenditures;

(iii)	only after the Interest Step-Up Date, to acquire all or substantially all of the assets of, or a majority of the Voting Shares of, a Person engaged in the same Line of Business; or

(iv)	only after the Interest Step-Up Date, to acquire other long-term assets that are used or useful in the

Line of Business.
Pending the final application of any Net Cash Proceeds, such Net Cash Proceeds may be invested in cash equivalents or applied temporarily to reduce revolving credit borrowings.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$20,000,000, the Guarantor and the Issuer will make an offer (“Excess Proceeds Offer”) to all Bondholders and holders of other Indebtedness that is pari passu with the Bonds containing provisions with respect to offers to purchase or redeem with the proceeds of Asset Sales similar to those set forth herein to purchase the maximum principal amount of Bonds and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds, pro rata, not more than 60 calendar days thereafter (“Excess Proceeds Payment Date”). The offer price in any Excess Proceeds Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Excess Proceeds Offer, the Guarantor and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by these Conditions. If the aggregate principal amount of Bonds and other pari passu Indebtedness tendered into such Excess Proceeds Offer exceeds the amount of Excess Proceeds, the Bonds and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.
4.9	Sale and Leaseback Transactions
The Guarantor will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Guarantor or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:
(a)	the Guarantor or such Restricted Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under Condition 4.2(a) and (ii) incurred a Security Interest to secure such Indebtedness pursuant to Condition 4.4;

(b)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined by two Authorised Officers and as set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(c)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Guarantor or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, Condition 4.8.
4.10	Payment of Stamp Duty and Other Taxes
The Issuer and the Guarantor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise under the laws of The Netherlands and the Republic of Indonesia, respectively, from the execution, delivery or registration of the Bonds or any other document or instrument referred to in these Conditions.
4.11	Limitation on Changes in the Nature of the Business
The Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any activity other than the Line of Business and any other activities reasonably related to the Line of Business.
4.12	Limitation on Activities of the Issuer
Notwithstanding anything contained in the Trust Deed to the contrary, the Issuer will not engage in any business activity or undertake any other activity, except any activity (a) relating to the offering, sale or issuance of the Existing Bonds and the Bonds, the Incurrence of Indebtedness represented by the Existing Bonds and the Bonds, lending the proceeds thereof to the Guarantor under the terms of the Intercompany Loans and any other activities in connection therewith, (b) undertaken with the purpose of fulfilling any obligations under the Existing Bonds, the Existing Trust Deed, the Existing Agency Agreement, the Bonds, the Trust Deed or the Agency Agreement or (c) directly related to the establishment and/or maintenance of the Issuer’s corporate existence.

The Issuer shall not (a) issue any Capital Stock other than the issuance of its ordinary shares to the Guarantor or otherwise in a de minimis amount to local residents to the extent required by applicable law or (b) acquire or receive any property or assets (including, without limitation, any Equity Interests or Indebtedness of any Person), other than the Intercompany Loans or payments in respect thereof.

The Issuer shall at all times remain a Wholly Owned Subsidiary of the Guarantor.

Whenever the Issuer receives a payment or prepayment under the Intercompany Loans, it shall use the funds received solely to satisfy its obligations (to the extent of the amount owing in respect of such obligations) under the Bonds, the Trust Deed and the Agency Agreement.

For so long as any Bonds are outstanding, neither the Issuer nor the Guarantor will commence or take any action to cause a winding-up or liquidation of the Issuer.

Except as provided in the Trust Deed, the Issuer shall not, and the Guarantor shall procure that the Issuer does not, assign or novate its rights under the Intercompany Loans.

4.13	Payments for Consent

The Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Bondholder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Trust Deed or the Bonds unless such consideration is offered to be paid and is paid to all Bondholders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

4.14	Deleveraging Undertaking

The Guarantor and the Issuer shall redeem or repurchase and cancel a portion of the initial outstanding principal amount of the Bonds on the Issue Date in accordance with the following schedule:
(a)	On or prior to 21 July 2011: an aggregate of 2.5% of the initial outstanding principal amount of the Bonds on the Issue Date (including all Bonds that have been redeemed or repurchased and canceled from the Issue Date through such date);

(b)	On or prior to 21 July 2012: an aggregate of 5.0% of the initial outstanding principal amount of the Bonds on the Issue Date (including all Bonds that have been redeemed or repurchased and canceled from the Issue Date through such date); and

(c)	On or prior to 21 July 2013: an aggregate of 10.0% of the initial outstanding principal amount of the Bonds on the Issue Date (including all Bonds that have been redeemed or repurchased and canceled from the Issue Date through such date).
4.15	Definitions

In these Conditions, the following terms shall have the meaning set out below:

“Acquired Debt” means, with respect to any specified Person:
(a)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(b)	Indebtedness secured by a Security Interest encumbering any asset acquired by such specified Person.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the purposes of Condition 4.7 only, “Affiliate” shall also mean any beneficial owner of 5% or more of the total Voting Shares (on a Fully Diluted Basis) of the Guarantor or any of its Restricted Subsidiaries, as applicable, or of rights or warrants to purchase such stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence of this definition.
“Asset Sale” means:
(a)	the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Guarantor and its Subsidiaries taken as a whole will be governed by the provisions of Condition 7 and not by the provisions of Condition 4.8; and

(b)	the issuance of Equity Interests in any of the Guarantor’s Restricted Subsidiaries or the sale of Equity Interests in any of such Restricted Subsidiaries (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals to the extend mandated by applicable law).
Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:
(i)	any single transaction or series of related transactions that involves assets having a fair market value of less than US$5,000,000;

(ii)	a transfer of assets between or among the Guarantor and its Restricted Subsidiaries,

(iii)	an issuance of Equity Interests by a Subsidiary to the Guarantor or to another Subsidiary;

(iv)	the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(v)	the sale or other disposition of cash or cash equivalents; and

(vi)	a Restricted Payment or Permitted Investment that is permitted by the provisions of Condition 4.1.
“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalised Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalised Lease Obligation.”

“Authorised Officers” means with respect to the Guarantor, the president director of the Guarantor and any director of the Guarantor.

“Average Life” means, as of the date of determination with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (A) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Indebtedness or Preferred Stock and (B) the amount of such payment by (ii) the sum of all such payments.

“Board of Directors” means:
(a) with respect to a corporation, the board of directors of the corporation;
(b) with respect to a partnership, the board of directors of the general partner of the partnership; and
(c) with respect to any other Person, the board or committee of such Person serving a similar function.
“Board Resolution” means a copy of a resolution certified by a director of the Issuer to have been duly adopted by the Board of Directors or the board of directors or other governing body of the Guarantor or any of its Restricted Subsidiaries to be in full force and effect on the date of such certification, and delivered to the Trustee.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks and foreign exchange markets in London, Hong Kong and New York City are authorised by law to close or are otherwise not open for business.

“Capital Stock” means any and all shares, interests (including Joint Venture and partnership interests), participations or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation),

“Capitalised Lease” means any lease of any property (whether real, personal or mixed), of which the discounted present value of the rental obligations of the lessee, in conformity with GAAP, are required to be capitalised on the balance sheet of such lessee; the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and “Capitalised Lease Obligations” means the rental obligations, as aforesaid, under such lease.

“Consolidated Current Assets” means the aggregate of all current assets (including inventory, trade and other receivables and sundry debtors maturing within twelve months from the date of computation) of the Guarantor and its Restricted Subsidiaries, as determined by reference to the audited annual or (as the case may be) unaudited quarterly Consolidated financial statements of the Guarantor for the Relevant Period.

“Consolidated Current Assets to Consolidated Current Liabilities Ratio” means, as of any date of determination, the ratio of (x) Consolidated Current Assets to (y) Consolidated Current Liabilities.

“Consolidated Current Liabilities” means the aggregate of all current liabilities (including trade creditors, accruals and provisions and prepayments) of the Guarantor and its Restricted Subsidiaries falling due within twelve months from the date of computation, as determined by reference to the audited annual or (as the case may be) unaudited quarterly Consolidated financial statements of the Guarantor for the Relevant Period.

“Consolidated Debt” means at any time the aggregate amount of all obligations of the Guarantor and its Subsidiaries for or in respect of Indebtedness but excluding any such obligations to the Guarantor and/or any Subsidiary (and so that no amount shall be included or excluded more than once).

“Consolidated Debt to Consolidated Tangible Net Worth Ratio” means, as of any date of determination, the ratio of (x) the Consolidated Debt at such date to (y) Consolidated Tangible Net Worth.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a Consolidated basis, determined in accordance with GAAP; provided that:
(a)	the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary of the Person;

(b)	the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(c)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(d)	the cumulative effect of a change in accounting principles will be excluded.
“Consolidated Net Tangible Assets” means, as of any date of determination, as applied to the Guarantor and its Subsidiaries, the total amount of assets (less accumulated depreciation or amortisation, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual Consolidated balance sheet of the Guarantor and its Subsidiaries, determined in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:
(a)	Consolidated Current Liabilities;

(b)	minority interests in Subsidiaries of the Guarantor held by Persons other than the Guarantor or another Subsidiary of the Guarantor;

(c)	excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by a Board Resolution;

(d)	any revaluation or other write-up in value of assets subsequent to December 31, 2004 as a result of a change in the method of valuation in accordance with GAAP;

(e)	unamortised debt discount and expenses and other unamortised deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organisation or developmental expenses and other intangible items;

(f)	treasury stock; and

(g)	any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.
“Consolidated Tangible Net Worth” means at any time the aggregate of the amounts paid up or credited as paid up on the issued Capital Stock of the Guarantor (other than any redeemable shares) and the aggregate amount of the reserves of the Guarantor and its Subsidiaries including:
(a)	any amount credited to the share premium account;

(b)	any capital redemption reserve fund; and

(c)	any balance standing to the credit of the Consolidated profit and loss account of the Guarantor and its Subsidiaries,

but deducting:

(a)	any debit balance on the Consolidated profit and loss account of the Guarantor and its Subsidiaries;

(b)	(to the extent included) any amount shown in respect of goodwill (including goodwill arising only on Consolidation) or other intangible assets of the Guarantor and its Subsidiaries and interests of any Person (other than the Guarantor and/or any Subsidiary of the Guarantor) in any Subsidiary of the Guarantor;

(c)	(to the extent included) any amount set aside for taxation, deferred taxation or bad debts; and

(d)	(to the extent included) any amounts arising from an upward revaluation of assets made at any time after the Issue Date, and so that no amount shall be included or excluded more than once.
“Consolidated Total Revenues” means, as of any date of determination, as applied to the Guarantor and its Subsidiaries, the total amount of revenues as set forth in the most recently available annual Consolidated profit and loss statement of the Guarantor determined in accordance with GAAP.

“Consolidation” means, with respect to any Person, the consolidation of accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and such Subsidiaries are consolidated in accordance with GAAP. The term “Consolidated” shall have a correlative meaning.

“Default” means any event which is, or, after notice or passage of time or both, would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Bonds mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Condition 4.1(a).

“Dollars,” “US$” and “US dollars” mean United States dollars.

“EBIT” means, in respect of any Relevant Period, the Consolidated Net Income of the Guarantor and its Subsidiaries before:
(a)	any provision on account of taxation;

(b)	any interest, commission, discounts or other fees incurred or payable, received or receivable by the Guarantor and its Subsidiaries in respect of Indebtedness;

(c)	any gain or loss on foreign exchange; and

(d)	any items treated as exceptional or extraordinary items,
but including any non-cash items increasing Consolidated Net Income for such Relevant Period, to the extent deducted for the purpose of determining Consolidated Net Income for such Relevant Period.

“EBITDA” means, for any Relevant Period, EBIT before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” means any event described in Condition 11.

“Exchangeable Stock” means any Capital Stock which by its terms is exchangeable or convertible at the option of any Person other than the Issuer into another security (other than Capital Stock of the Issuer which is neither Exchangeable Stock nor Redeemable Stock).

“Existing Agency Agreement” means the agency agreement relating to the Existing Bonds dated July 14, 2005 as amended and supplemented by the supplemental agency agreements dated June 11, 2007 and a date that is on or prior to the Issue Date.

“Existing Bonds” means the US$420,000,000 aggregate principal amount of 10.25% guaranteed bonds due 2010 of the Issuer.

“Existing Trust Deed” means the trust deed relating to the Existing Bonds dated July 21, 2005, as amended and supplemented by supplemental trust deeds dated June 11, 2007 and a date that is on or prior to the Issue Date.

“Extraordinary Resolution” shall have the meaning set out in the Trust Deed.

“Finance Subsidiary” means a Wholly-Owned Restricted Subsidiary of the Guarantor (1) whose sole operations are comprised of incurring or issuing Indebtedness from time to time to finance the operations of the Guarantor and/or its Restricted Subsidiaries and (2) which conducts no business and owns no material assets other than any intercompany Indebtedness.

“Fiscal Period” means, as the context may require, a period: (i) commencing on January 1 and ending on the succeeding December 31, or (ii) commencing on January 1 and ending on the succeeding March 31 and each successive period of three months provided that if the Issuer or the Guarantor shall change its financial year so as to end on a date other than December 31, the foregoing shall be amended as necessary.

“Fully Diluted Basis” means after giving effect to the exercise of any outstanding options, warrants or rights to purchase Voting Shares and the conversion or exchange of any securities convertible into or exchangeable for Voting Shares.

“GAAP” means generally accepted accounting principles in the Republic of Indonesia.

“guarantee” means, as applied to any obligation, contingent or otherwise, of any Person, (a) a guarantee, direct or indirect, in any manner, of any part or all of such obligation, (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, including the payment of amounts drawn down under letters of credit.

“Hedge Agreement” means interest rate swaps, caps or collar agreements or similar arrangements, other agreements or arrangements designed to manage interest rates or interest rate risk, and other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices.

“Incur” means, as applied to any Obligation, to create, incur, issue, assume, guarantee or in any other manner become liable with respect to, contingently or otherwise, such obligation, and “Incurred,” “Incurrence,” and “Incurring” shall each have a correlative meaning; provided that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as such amendment, modification or waiver does not:
(a)	increase the principal or premium thereof or interest rate thereon;

(b)	change to an earlier date the Stated Maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed;

(c)	if such Indebtedness is contractually subordinated in right of payment to the Bonds, modify or affect, in any manner adverse to the Bondholders, such subordination;

(d)	if such Indebtedness is Non-Recourse Indebtedness, cause such Indebtedness to no longer constitute Non-Recourse Indebtedness; or

(e)	violate, or cause the Indebtedness to violate, the provisions of Conditions 4.3 or 4.4.
“Indebtedness” of any Person means, without duplication,
(a)	the principal of and premium (if any such premium is then due and owing) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds, loan agreements or other similar instruments for the payment of which such Person is responsible or liable;

(b)	all Purchase Money Obligations and Capitalised Lease Obligations of such Person;

(c)	all obligations of such Person Incurred as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement;
(d)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(e)	Redeemable Stock of such Person and, in the case of any Subsidiary, any other Preferred Stock not owned by the Issuer or a Wholly Owned Subsidiary, in either case valued at, in the case of Redeemable Stock, the greater of its voluntary or involuntary maximum fixed repurchase price exclusive of accrued and unpaid dividends or, in the case of Preferred Stock that is not Redeemable Stock, its liquidation preference exclusive of accrued and unpaid dividends;

(f)	all obligations of such Person in respect of Hedge Agreements;

(g)	all obligations of the type referred to in paragraphs (a) to (f) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee; and

(h)	all obligations of the type referred to in paragraphs (a) to (g) above of other Persons secured by any Security Interest on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured;

provided that Indebtedness shall not include trade accounts or tax payable arising in the ordinary course of business. For the purposes of this definition, the “maximum fixed repurchase price” of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Trust Deed, and if such price is based upon, or measured by, the fair market value of such Redeemable Stock, such fair market value to be determined in good faith by the Board of Directors as evidenced by a Board Resolution.

The amount of Indebtedness of any Person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations at such date, the maximum liability determined by such Person’s Board of Directors, in good faith, as, in light of the facts and circumstances existing at the time, reasonably likely to be Incurred upon the occurrence of the contingency giving rise to such obligation; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortised portion of the original issue discount of such Indebtedness as determined in accordance with GAAP.
“Intercompany Loans” means (i) the loan by the Issuer to the Guarantor pursuant to the intercompany loan agreement dated July 21, 2005 and the addendum to the intercompany loan agreement dated June 11, 2007 between the Issuer and the Guarantor relating to and in the aggregate principal amount equal to the Existing Bonds and (ii) a loan to be made by the Issuer to the Guarantor pursuant to an intercompany loan agreement to be dated the Issue Date in an aggregate principal amount equal to the Bonds.

“Interest Payment Date” shall have the meaning set out in Condition 5.1.

“Interest Step-Up Date” means the first Interest Payment Date on which both (i) the Mandatory Principal Reduction has occurred and (ii) the earlier of (a) the Optional Interest Step-Up Date and (b) July 21, 2013 has occurred.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any other investment in any other Person, or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or assets issued or owned by any other Person (whether by merger, consolidation, amalgamation, sale of assets or otherwise).

“Issue Date” means the date on which the Bonds are originally issued under the Trust Deed.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether corporation, partnership or other legal form.

“Leverage Ratio” means, as of any date of determination, the ratio of (x) the Consolidated Debt at such date to (y) EBITDA; provided, however, that if, as of such date of determination:
(a)	the Guarantor or any Restricted Subsidiary of the Guarantor has (x) Incurred any Indebtedness, (y) issued any Disqualified Stock, or (z) issued any Preferred Stock, in each case, since the beginning of the Relevant Period that remains outstanding, or if the transaction giving rise to the need to calculate the Leverage Ratio is an Incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock, or any combination of the above, EBITDA and Consolidated Debt for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of the Relevant Period;

(b)	the Guarantor or any Restricted Subsidiary of the Guarantor has repaid, repurchased, defeased or otherwise discharged any Indebtedness, Disqualified Stock or Preferred Stock since the beginning of the Relevant Period or if any Indebtedness, Disqualified Stock or Preferred Stock is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Leverage Ratio, EBITDA and Consolidated Debt for the Relevant Period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of the Relevant Period and as if the Guarantor or such Restricted Subsidiary had not earned the interest income actually earned during the Relevant Period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(c)	since the beginning of the Relevant Period, the Guarantor or any Restricted Subsidiary of the Guarantor has made an Asset Sale, EBITDA for the Relevant Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable thereto for the Relevant Period, or increased by an amount equal to EBITDA (if negative) attributable thereto for the Relevant Period and Consolidated Debt for the Relevant Period shall be reduced by an amount equal to the Consolidated Debt directly attributable to any Indebtedness of the Guarantor or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Guarantor and its continuing Restricted Subsidiaries in connection with such Asset Sale for the Relevant Period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Debt for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Guarantor and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(d)	since the beginning of the Relevant Period, the Guarantor or any Restricted Subsidiary of the Guarantor (by merger, consolidation or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA for the Relevant Period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness or the issuance of any Disqualified Stock or Preferred Stock) as if such Investment or acquisition occurred on the first day of the Relevant Period; and

(e)	since the beginning of Relevant Period, any Person (that became a Restricted Subsidiary of the Guarantor or was merged or otherwise combined with or into the Guarantor or any Restricted Subsidiary of the Guarantor since the beginning of the Relevant Period) will have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (c) or (d) above if made by the Guarantor or a Restricted Subsidiary of the Guarantor since the beginning of the Relevant Period, EBITDA for the Relevant Period will be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition occurred on the first date of the Relevant Period.
For purposes of this definition, whenever a pro forma effect is to be given to any transaction or calculation under this definition, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Guarantor (including in respect of anticipated expense and cost reductions and synergies). If any Indebtedness, Disqualified Stock or Preferred Stock bears a floating rate of interest or dividends and is being given pro forma effect, such interest or dividends shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire Relevant Period (taking into account any Hedge Agreement applicable to the Indebtedness, Disqualified Stock or Preferred Stock if the Hedge Agreement has a remaining term in excess of 12 months).
“Line of Business” means the development, manufacture, distribution and sale of tires, inner tubes, flaps, rim tapes, O-rings, valves and processed and reclaimed rubber and the manufacture and sale of tire cord and synthetic rubber.

“Mandatory Principal Reduction” means a reduction of at least 20.0% of the initial outstanding principal amount of the Bonds on the Issue Date. Such reduction may be through (i) the redemption or repurchase and cancellation of such Bonds by the Issuer or the Guarantor or (ii) the deposit of cash, equal to the amount required to redeem such amount of Bonds, into an escrow account established solely for the benefit of the holders of the Bonds to be applied as repayment of the principal under the Bonds, or a combination of (i) and (ii).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Available Cash” means:
(a)	with respect to any Asset Sale, the cash or cash equivalent payments received by the Guarantor or any of its Restricted Subsidiaries in connection with such Asset Sale (including any cash received by way of distribution, deferred payment of principal pursuant to a note or instalment receivable or otherwise, but only as or when received and also including the proceeds of other property received when converted to cash or cash equivalents) net of the sum of, without duplication:
(i)	all reasonable legal, title and recording tax expenses, reasonable commissions, and other reasonable fees and expenses Incurred directly relating to such Asset Sale;

(ii)	all local, state, federal and foreign taxes required to be paid or accrued as a liability by the Guarantor or any of its Restricted Subsidiaries as a consequence of such Asset Sale; and

(iii)	payments made to repay Indebtedness which is secured by any assets subject to such Asset Sale in accordance with the terms of any Security Interest upon or other security agreement of any kind with respect to such assets, or which must by its terms, or by applicable law, be repaid out of the proceeds from such Asset Sale; or
(b)	with respect to the Incurrence of Indebtedness by the Guarantor for the purposes of refinancing existing Indebtedness of the Guarantor or any of its Restricted Subsidiaries within 60 days of such Incurrence, the principal amount of such existing Indebtedness plus the amount of accrued interest payable thereon to the date of redemption, prepayment or repayment of such existing Indebtedness.
“Net Cash Proceeds” means the aggregate cash proceeds received by the Guarantor or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP, and before any reduction in respect of Preferred Stock dividends, excluding, however:
(a)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realised in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishments of any Indebtedness of such Person or any of its Subsidiaries; and
(b)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
“Non-Recourse Indebtedness” means Indebtedness:
(a)	as to which neither the Guarantor nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, other than, in each case, pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of the lenders to Unrestricted Subsidiaries or credit support or guarantees permitted by Conditions 4.1 and 4.2;

(b)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Guarantor or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Guarantor or any of its Restricted Subsidiaries (other than as permitted in clause (a) above).
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing Indebtedness.
“Officers’ Certificate” means a certificate signed by (i) in the case of the Guarantor, two Authorised Officers of the Guarantor, one of whom must be the president director of the Guarantor; or, (ii) in the case of the Issuer, one director of the Issuer. Each Officers’ Certificate shall include:
(a)	a statement that the person making such certificate or opinion has read such covenant or condition;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)	a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.
“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel, if so acceptable, may be an employee of or counsel to the Issuer, the Guarantor or the Trustee. Each such Opinion of Counsel shall include:
(a)	a statement that the person making such certificate or opinion has read such covenant or condition;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)	a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.
“Optional Interest Step-Up Date” has the meaning set forth in Condition 5.4.

“Ordinary Resolution” shall have the meaning set out in the Trust Deed.
“Permitted Investments” means:
(a)	any Investment (i) in any Restricted Subsidiary of the Guarantor (or any Person that would become a Restricted Subsidiary of the Guarantor as a result of such Investment) by the Guarantor or any of its Restricted Subsidiaries or (ii) in the Guarantor by any of its Restricted Subsidiaries;

(b)	Investments in existence on the Issue Date and Investments pursuant to letters of intent or legally binding commitments in existence on the Issue Date;

(c)	loans made to employees of the Guarantor in the ordinary course of business in or aggregate amount up to US$1,000,000 at any time outstanding;

(d)	cash and Temporary Cash Investments;

(e)	Investments in receivables owing to the Guarantor or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Guarantor or any such Restricted Subsidiary deems in good faith to be reasonable under the circumstances;

(f)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g)	Investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Guarantor or any Restricted Subsidiary or in satisfaction of judgments;

(h)	Investments made as a result of the receipt of non-cash consideration from an Asset Sale as permitted pursuant to Condition 4.8(c);

(i)	Investments acquired:
(i)	in connection with or as a result of a bankruptcy, workout or reorganisation; or

(ii)	as a result of foreclosure by the Guarantor or any of its Restricted Subsidiaries with respect to any secured Investment;
(j)	Hedge Agreements;

(k)	advances to customers in the ordinary course of business that are recorded as accounts receivable on the Guarantor’s Consolidated balance sheet, provided that any such customer is not an Affiliate of the Guarantor or any of its Subsidiaries;

(l)	advances to suppliers in the ordinary course of business that are recorded as deposits or prepaid expenses on the Guarantor’s Consolidated balance sheet provided that any such supplier is not an Affiliate of the Guarantor of any or its Subsidiaries; and

(m)	only after the Interest Step-Up Date, any Investment in, or directly related to, the Line of Business; provided that the amount of such Investment, when aggregated with the amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of all other Investments made pursuant to this clause (m), does not exceed US$20,000,000.
“Permitted Loan/Guarantee” means:
(a)	the Guarantee in respect of the Bonds;

(b)	any loan made, credit granted or guarantee of the Indebtedness of any Person given by the Guarantor or any Restricted Subsidiary of the Guarantor in the ordinary course of business;

(c)	any loan, credit or guarantee of the Indebtedness of any Person by the Guarantor or any Restricted Subsidiary of the Guarantor in existence as of the Issue Date;

(d)	provided that the same is permitted under Condition 4.2, any loan or credit (A) by the Guarantor to or for the benefit of the Guarantor and/or any other Restricted Subsidiary of the Guarantor or (B) by any Restricted Subsidiary of the Guarantor to or for the benefit of the Guarantor and/or any other Restricted Subsidiary of the Guarantor; and

(e)	provided that the same is permitted under Condition 4.2, any guarantee of the Indebtedness of any Person (A) by the Guarantor to or for the benefit of any Restricted Subsidiary of the Guarantor or (B) by any Restricted Subsidiary of the Guarantor to or for the benefit of the Guarantor and/or any other Restricted Subsidiary of the Guarantor.
     “Permitted Security Interest” means:
(a)	Security Interests of the Guarantor and its Restricted Subsidiaries permitted by the terms of the Trust Deed to be Incurred;

(b)	Security Interests in favour of the Guarantor;

(c)	Security Interests on property of a Person existing at the time such Person is merged with or into or consolidated with the Guarantor or any Restricted Subsidiary of the Guarantor; provided that such Security Interests were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or Consolidated with the Guarantor or the Restricted Subsidiary;

(d)	Security Interests on the property or shares of stock of a Person existing at the time such Person becomes a Restricted Subsidiary; provided that such Security Interests are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further that such Security Interests may not extend to any other property owned by the Guarantor or any other Restricted Subsidiary of the Guarantor;

(e)	Security Interests on property existing at the time of acquisition of the property by the Guarantor or any Restricted Subsidiary of the Guarantor, provided that such Security Interests were in existence prior to the contemplation of such acquisition;

(f)	Security Interests to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other Obligations of a like nature incurred in the ordinary course of business;

(g)	Security Interests existing as of the Issue Date;

(h)	Security Interests for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provisions as is required in conformity with GAAP has been made therefor;

(i)	Security Interests to secure any Indebtedness that is permitted to be Incurred pursuant to Condition 4.2(b)(iii); and

(j)	Security Interests on accounts receivable and inventory to secure any Indebtedness that is permitted to be Incurred pursuant to Condition 4.2(b)(v).
“Person” means any individual, corporation, partnership, Joint Venture, association, joint stock company, trust, unincorporated organisation, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
     “principal” of a Bond means the principal of the Bond plus, if applicable, the premium on the Bond.
“Purchase Money Obligations” means Indebtedness (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance all or part of the purchase price or cost of construction of or addition or improvement of real or personal property used or to be used by the Guarantor or a Restricted Subsidiary in a Line of Business; provided, however, that (i) the principal amount of such Purchase Money Obligations does not exceed 100% of the purchase price or cost of the asset being financed, (ii) any Security Interest arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, or additions and improvements, the property on, or to, which such asset is attached or addition or improvement is made and (iii) such Indebtedness is Incurred within 180 calendar days after such purchase of or addition or improvement to such assets is made by the Guarantor or any Restricted Subsidiary.
     “Redeemable Stock” means any class or series of Capital Stock of any Person that:
(a)	by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise is, or upon the happening of an event or passage of time would be, required to he redeemed (in whole or in part) on or prior to the first anniversary of the Stated Maturity of the Bonds;

(b)	is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Bonds (other than on an Asset Sale, provided that such Asset Sale shall not yet have occurred); or

(c)	is convertible into or exchangeable for Capital Stock referred to in paragraph (a) or paragraph (b) above or debt securities at any time prior to the first anniversary of the Stated Maturity of the Bonds.
“Refinancing Indebtedness” means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness of the Issuer or the Guarantor (including (a) Indebtedness of the Issuer that refinances Indebtedness of the Guarantor, and (b) Indebtedness of the Guarantor that refinances Indebtedness of the Issuer) including Indebtedness that refinances Refinancing Indebtedness, provided that:
(a)	if the Indebtedness being refinanced is subordinated in right of payment to the Bonds, the Refinancing Indebtedness shall be subordinated in right of payment to the Bonds to at least the same extent as the Indebtedness being refinanced;

(b)	the Refinancing Indebtedness is scheduled to mature either (i) no earlier than the Indebtedness being refinanced or (ii) after the Stated Maturity of the Bonds;

(c)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced; and

(d)	such Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium, swap breakage and defeasance costs) under the Indebtedness being refinanced.
provided further that provisos (b) and (c) above shall not be applicable with respect to any Refinancing Indebtedness that refinances the Bonds on maturity or redemption in full.
“Relevant Date” means whichever is the later of (a) the date on which the payment in question first becomes due and (b) if the full amount payable has not been received by the Principal Paying Agent on or prior to such due date, the date on which (the full amount having been so received) notice to that effect has been given to the Bondholders.
“Relevant Period” means, as of the date of any determination, the period of the most recent four consecutive fiscal quarters ending prior to the date of any determination for which internal Consolidated financial statements of the Guarantor are available.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“Security Interest” means, with respect to any asset, any mortgage, lien, pledge. charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction and anything analogous to any of the foregoing under the laws of any jurisdiction.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Stated Maturity” means, with respect to any Indebtedness, the date specified in such instrument of Indebtedness as the fixed date on which the principal is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).
“Subordinated Indebtedness” means any Indebtedness of the Guarantor which (a) in the case of the Issuer, is contractually subordinated or junior in right of payment to the Bonds or any other Indebtedness of the Issuer and (b) in the case of Indebtedness of the Guarantor, is contractually subordinated or junior in right of payment to the Guarantee or any other Indebtedness of the Guarantor.
“Subordinated Shareholder Funding” means, collectively, any funds provided to the Guarantor by any shareholder of the Guarantor, or any Affiliate of any such shareholder, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:
(a)	does not mature or require any amortisation, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Bonds (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Guarantor or any funding meeting the requirements of this definition);

(b)	does not require, prior to the first anniversary of the Stated Maturity of the Bonds, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(c)	contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Stated Maturity of the Bonds;

(d)	does not provide for or require any security interest or encumbrance over any asset of the Guarantor or any of its Subsidiaries;

(e)	does not contain any covenants (financial or otherwise) other than a covenant to pay such Subordinated Shareholder Funding;

(f)	is, in the opinion of internationally recognised legal counsel to the Guarantor fully subordinated and junior in right of payment of the Bonds pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding; and

(g)	is at least as advantageous to the Guarantor as third party funding.

“Subsidiary” means, as applied to any Person, any company or other entity of which a majority of the outstanding Voting Shares is, at the time, directly or indirectly, owned by such Person.
“tax” means any tax, duty, levy, impost, assessment or other charge of a similar nature (including penalties, interest and any other liabilities related thereto) imposed by any Taxing Authority.
“Taxing Authority” means any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.
     “Temporary Cash Investment” means:
(a)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(b)	securities issued or directly and fully guaranteed or insured by the Republic of Indonesia or any agency or instrumentality of the Republic of Indonesia (provided that the full faith and credit of the Republic of Indonesia is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(c)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank with a Moody’s, S&P or Fitch rating for long-term foreign currency debt of “AA-” or better;

(d)	repurchase obligations with a term of not more than seven calendar days for underlying securities of the types described in paragraphs (a) and (c) above entered into with any financial institution meeting the qualifications specified in paragraph (c) above;

(e)	commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition;

(f)	money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in paragraphs (a) to (e) of this definition; and

(g)	time deposit accounts, certificates of deposit and money market deposit maturing within 90 days of the date of acquisition thereof issued by PT Bank Mandiri (Persero) Tbk, PT Bank CIMB Niaga Tbk, PT Bank Danamon Indonesia Tbk, PT Bank Central Asia Tbk, PT Bank Rakyat Indonesia (Persero) Tbk, or any other bank organized under the laws of Indonesia whose long term debt is rated as high or higher than any of those banks; provided that the maximum amount of deposits held with any single bank in Indonesia shall not exceed US$25,000,000.
     “Transaction Documents” means any document entered into in connection with the issue of the Bonds.
“Trust Deed” means the trust deed constituting the Bonds, dated on or, about the Issue Date and made between the Issuer, the Guarantor and the Trustee.
     “Unrestricted Subsidiary” means:
(a)	any Subsidiary of the Guarantor (other than the Issuer and PT Prima Sentra Megah):
(i)	whose gross revenues at the time of designation represent less than 5% of the Consolidated Total Revenues as of the end of the most recently ended fiscal year; and

(ii)	whose gross assets at the time of designation represent less than 5% of the Consolidated Net Tangible Assets as of the end of the most recently ended fiscal year;
provided that such Subsidiary may not be designated by the Board of Directors of the Guarantor as an

Unrestricted Subsidiary if, at the time of such designation (x) the gross revenues of such Subsidiary, when aggregated with all other Unrestricted Subsidiaries, would exceed 5.0% of the Consolidated Total Revenues as of the end of the most recently ended annual Fiscal Period or (y) the gross assets of such Subsidiary, when aggregated with all other Unrestricted Subsidiaries, would exceed 5.0% of the Consolidated Net Tangible Assets as of the end of the most recently ended annual Fiscal period.
(b)	any Subsidiary of the Guarantor as shall be designated an Unrestricted Subsidiary by the Board of Directors of the Guarantor in the manner provided below; and
(c)	any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of the Guarantor may designate any Subsidiary of the Guarantor (including any newly acquired or newly formed Subsidiary of the Guarantor) to be an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:
(a)	has no Indebtedness other than Non-Recourse Indebtedness;
(b)	except as permitted by Condition 4.7, is not party to any agreement, contract, arrangement or understanding with the Guarantor or any Restricted Subsidiary of the Guarantor unless the terms of any such agreement, contract, arrangement or understanding are no less favourable to the Guarantor or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Guarantor;

(c)	is a Person with respect to which neither the Guarantor nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Guarantor or any of its Restricted Subsidiaries.
“Voting Shares” with respect to any Person, means the Capital Stock having the general voting power under ordinary circumstances to vote on the election of the members of the board of directors or other governing body of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
“Wholly Owned Subsidiary” means a Subsidiary (other than an Unrestricted Subsidiary) all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Guarantor or another Wholly Owned Subsidiary of the Guarantor.
5.	INTEREST

5.1	Interest Payment Date

The Bonds bear interest at the following annual interest rates (subject to Condition 5.4).

July 21, 2009 to July 20, 2011	5.00%
July 21, 2011 to July 20, 2012	6.00%
July 21, 2012 to July 20, 2013	8.00%
July 21, 2013 to the Maturity Date	10.25%
Interest is payable quarterly in arrear on January 21, April 21, July 21 and October 21 in each year (each payment date, an “Interest Payment Date”), commencing on October 21, 2009. If any Interest Payment Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. Interest on the Bonds will accrue from (and including) the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date and ending on (but excluding) the next Interest Payment Date. Each period beginning on and including July 21, 2009, or any Interest Payment Date and ending on but excluding the next Interest Payment Date is called an “Interest Period”.

5.2	Cessation of Interest

Each Bond will cease to bear interest from the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused, in which case it will continue to bear interest at such rate (both before and after judgment) until whichever is the earlier of (a) the day on which all sums due in respect of such Bond up to that day are received by or on behalf of the relevant Bondholder and (b) the day which is seven calendar days after the Principal Paying Agent or the Trustee has notified the relevant Bondholders that it has received all sums due in respect of the relevant Bonds up to such seventh calendar day (except to the extent that there is any subsequent default in payment).

5.3	Calculation of Interest

The amount of interest payable in respect of each Bond for any Interest Period shall be calculated by applying the applicable rate of interest to the principal amount of such Bond (excluding premium, if any), dividing the product by four and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). If interest is required to be calculated for any period other than a scheduled Interest Period, it will be calculated on the basis of a 360-day year consisting of twelve 30-day months and in the case of an incomplete month, the actual number of days elapsed on the basis of a month of 30 days.

5.4	Option to Increase Interest

At any time, prior to January 21, 2013, the Issuer may elect to increase the interest payable to a rate of 10.25% per annum. Such election by the Issuer shall be irrevocable and shall take effect on the next Interest Payment Date (such date, the “Optional Interest Step-Up Date”) and will remain in effect to the Maturity Date.

6.	PAYMENTS

6.1	Principal and Interest

Payments of principal, premium, if any, and interest on the Bonds will be made in US dollars, against presentation or surrender (as the case may be) (or, in the case of partial payment, endorsement) of the relevant Definitive Certificates at the specified office of any Paying Agent. Payments of principal and/or interest in respect of the Bonds shall be made by cheque in US dollars drawn on, or by transfer to a US dollar account maintained by the payee with, a bank in New York.

Payments of premium, if any, and interest in respect of Definitive Certificates may only be made at specified offices of Paying Agents outside the United States, except that they may be made at the specified office of a Paying Agent in New York City if (a) the Issuer shall have appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment at such offices of the full amount of the premium, if any, and interest on the Bonds in US dollars when due, (b) payment of the full amount of such premium, if any, and interest at all specified offices of the Paying Agents outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and (c) the relevant payment is permitted by applicable US law. If a Definitive Certificate is presented for payment of principal at the specified office of the Paying Agent in the United States in circumstances where interest (if any is payable against presentation of the Definitive Certificate) or premium, if any, is not to be paid there, the relevant Paying Agent will annotate the Definitive Certificate with the record of the principal paid and return it to the Bondholder for the obtaining of premium, if any, and interest elsewhere.

Payments in respect of Definitive Certificates will be made by US dollar cheque drawn on a bank in New York and posted on the Business Day immediately preceding the relevant due date to the holder (or to the first-named of joint holders) of the relevant Bonds appearing on the Register at the close of business on the fifteenth day before the relevant due date (the “Record Date”) at the risk of such holder at the address shown on the Register on the Record Date.

Upon application by the holder of any Definitive Certificate to the specified office of the Registrar not later than the Record Date for any payment in respect of such Definitive Certificate, such payment will be made by transfer to the specified account of such holder. Any such application for transfer to such an account shall be deemed to relate to all future payments in respect of the Definitive Certificates which become payable to the Bondholder who has made the initial application until such time as the Registrar is notified in writing to the contrary by such Bondholder.

If the due date for payment in respect of any Definitive Certificate is not an Interest Payment Date, interest (if any) accrued in respect of such Bond from (and including) the preceding Interest Payment Date or, as the case may be, the Issue Date, shall be payable only against surrender of the relevant Definitive Certificate.

6.2	Fiscal Laws

All payments in respect of the Bonds are subject in all cases to any applicable laws and regulations, but without prejudice to the provisions of Condition 11. No commissions or expenses shall be charged to the Bondholders in respect of such payments.

7.	CONSOLIDATION AND MERGER

Neither the Issuer nor the Guarantor shall, in a single transaction or through a series of related transactions, consolidate, merge or amalgamate with or into any other Person or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons, unless:
(a)	in the case of the Issuer, (i) the Issuer shall be the continuing Person, or (ii) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or to which the properties and assets of the Issuer as an entirety are transferred (the “Issuer Successor Corporation”) shall be a corporation organised and existing under the laws of The Netherlands, or a jurisdiction approved by the Trustee and shall expressly assume, by a supplemental trust deed, executed and delivered to the Trustee, in form and substance satisfactory to the Trustee, all the obligations of the Issuer under the Trust Deed and the Bonds;

(b)	in the case of the Guarantor, (i) the Guarantor shall be the continuing Person, or (ii) the Person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged or to which the properties and assets of the Guarantor as an entirety are transferred (the “Guarantor Successor Corporation”) shall be a corporation organised and existing under the laws of the Republic of Indonesia or a jurisdiction approved by the Trustee and shall expressly assume, by a supplemental trust deed, executed and delivered to the Trustee, in form and substance satisfactory to the Trustee, all the obligations of the Guarantor under the Trust Deed and the Guarantee;

(c)	immediately before and immediately after giving effect to such transaction on a pro forma basis as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing;

(d)	the Issuer and the Guarantor shall have delivered or caused to be delivered, to the Trustee:
(i)	an Officers’ Certificate stating that such consolidation, merger or amalgamation or such transfer complies with Condition 7 hereof and that all conditions precedent under the Trust Deed provided for or relating to such transaction have been complied with; and

(ii)	to the extent that the provisions of Condition 7(a)(ii) shall apply, an Opinion of Counsel addressed to, and in a form satisfactory to, the Trustee that the Trust Deed or the Bonds and any related documents to which the Issuer is a party are (or will be) valid, binding and enforceable against the Issuer Successor Corporation, and to the extent that the provisions of Condition 7(b)(ii) shall apply, an Opinion of Counsel addressed to, and in a form satisfactory to, the Trustee that the Trust Deed or any related documents to which the Guarantor is a party are (or will be) valid, binding and enforceable against the Guarantor Successor Corporation;
(e)	the Issuer Successor Corporation or the Guarantor Successor Corporation, as the case may be, shall expressly agree to indemnify each Bondholder against any tax payable by withholding or deduction thereafter imposed on such Bondholder or with respect to the payment of principal and interest on the Bonds solely as a consequence of such consolidation, merger or amalgamation or such transfer;

(f)	immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Issuer or the Guarantor (or the Issuer Successor Corporation or the Guarantor Successor Corporation if the Issuer or the Guarantor is not the continuing obligor under the Trust Deed) in connection with or as a result of such transaction as having been Incurred by such Person at the time of such transaction), the Issuer or the Guarantor (or the Issuer Successor Corporation or the Guarantor Successor Corporation if the Issuer or the Guarantor is not the continuing obligor under the Trust Deed) shall have Consolidated Tangible Net Worth in an amount which is not less than the Consolidated Tangible Net Worth of the Issuer or the Guarantor immediately prior to such transaction; and

(g)	immediately after giving effect to such transaction on a pro forma basis the Guarantor (or the Guarantor Successor Corporation if the Guarantor is not the continuing obligor under the Trust Deed) would be able to Incur at least US$1.00 of additional Indebtedness pursuant to Condition 4.2(a).
In addition, the Guarantor will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more transactions, to any other Person.
8.	SECURED PROPERTY

The Security constituted pursuant to the Security Documents shall become immediately enforceable upon the occurrence of an Event of Default following which the Trustee may at its discretion, and, if so requested in writing by the holders of at least 25% in the principal amount of the Bonds then outstanding or if so directed by an Extraordinary Resolution, shall, direct the Security Agent to realize such Security (or any part thereof). The net proceeds received by the Trustee in respect of any such realization shall be paid by the Trustee to Bondholders pro rata to the repetitive principal amounts of Bonds then held by each of them.

9.	REDEMPTION, PURCHASE AND CANCELLATION

9.1	Scheduled Redemption

Unless previously redeemed or purchased and cancelled as provided in these Conditions, the Bonds will be redeemed at their principal amount on the Interest Payment Date falling in July 2014.

9.2	Optional Redemption for Changes in Withholding Taxes

The Bonds may be redeemed, in whole but not in part, at the option of the Issuer, at any time upon giving of notice as provided in Condition 9.4 (which notice shall be irrevocable) at a redemption price equal to 100.0% of the principal amount at maturity thereof, together with accrued and unpaid interest to the date fixed by the Issuer for redemption, if the Issuer determines and certifies to the Trustee in an Officers’ Certificate immediately prior to the giving of such notice that, as a result of any change in, or amendment to, the laws or treaties (including any regulations or rulings promulgated thereunder) of the Republic of Indonesia, The Netherlands or such other jurisdiction in which the Issuer or the Guarantor is then organised, as the case may be (or any political subdivision or taxing authority thereof or therein), affecting taxation, or any change in official position regarding the application, interpretation or administration of such laws, treaties, regulations or rulings (including a holding judgment or order by a court of competent jurisdiction), which change, amendment, application, interpretation or administration is announced or becomes effective on or after the Issue Date with respect to any payment due or to become due under the Bonds or the Trust Deed, the Issuer (or if the Guarantee were called, the Guarantor) is, or on the next Interest Payment Date would be, required to pay Additional Amounts (as defined in Condition 10) on or in respect thereof and such obligation to pay Additional Amounts cannot be avoided by the taking of reasonable measures by the Issuer or the Guarantor, as the case may be; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer or the Guarantor would be obliged to pay such Additional Amounts; provided that where any Additional Amounts due in accordance with Clause 10 are in consequence of the laws and treaties of the Republic of Indonesia this Clause 9 shall only have effect to permit the Bonds to be redeemed in the event that the rate of withholding or deduction required by such law or treaty is in excess of 20 per cent (the “Minimum Withholding Level”).

Prior to the publication and giving of any notice of redemption of the Bonds pursuant to Condition 9.4, the Issuer will deliver to the Trustee:
(a)	an Officers’ Certificate, stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred;

(b)	an Opinion of Counsel or written advice of a qualified tax expert, such counsel or tax expert being from an internationally recognised law or accountancy firm reasonably acceptable to the Trustee, that the Issuer or the Guarantor, as the case may be, has or will become obliged to pay Additional Amounts as a result of such change, amendment, application, interpretation or administration. Such certificate and opinion or advice shall be made available for inspection by the Bondholders; and

(c)	in the case of a redemption where the Minimum Withholding Level has been exceeded, an Opinion of Counsel or written advice of a qualified tax expert of the standing set out in Condition 9.2(b) above, that the Issuer or Guarantor, as the case may be, has or will become obliged to pay Additional Amounts and that the Minimum Withholding Level has been exceeded.
9.3	Redemption at the Option of the Issuer

The Issuer may, at any time, on giving not more than 60 nor less than 30 days’ irrevocable notice to the Bondholders, redeem all or a portion of the Bonds, in each case, at the applicable redemption prices set forth below, together with accrued and unpaid interest, if any, to the redemption date (such redemption prices being expressed as percentages of the principal amount):

Year	Redemption Price
From the Issue Date to July 21, 2010	103.0%
From July 21, 2010 to July 21, 2011	101.5%
From July 21, 2011 to the Maturity Date	100.0%
9.4	Notice of Redemption

Notice of redemption will be given or published at least 30 days but not more than 60 days before the redemption date to the Bondholders. Unless the Issuer shall default in payment of the redemption price plus accrued interest to the redemption date specified in such notice, on and after the redemption date interest ceases to accrue on such Bonds. Bonds in denominations larger than US$1,000 may be redeemed in part but only in whole multiples of US$1,000.

9.5	No other redemption

The Issuer shall not be entitled to redeem the Bonds otherwise than as provided in Conditions 9.1, 9.2 and 9.3 above.

9.6	Purchase

Notwithstanding anything else in these Conditions, the Issuer, the Guarantor and any Subsidiary of the Guarantor may at any time purchase Bonds in the open market or otherwise and at any price and such Bonds may be held, resold or, at the option of the Bondholder, surrendered to any Paying Agent for cancellation.

9.7	Cancellation

All Bonds redeemed or purchased shall be cancelled and may not be reissued or resold.

10.	TAXATION

All payments by the Issuer or the Guarantor in respect of principal, premium, if any, and interest on the Bonds or under the Guarantee shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Republic of Indonesia, The Netherlands or any other jurisdiction in which the Issuer or the Guarantor is organised or any political subdivision or any authority therein or thereof having power to tax or from which any payment is made with respect to the Bonds, unless such withholding or deduction is required by law. In that event, the Issuer or the Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the Bondholders of such amounts as would have been received by them had no such withholding or deduction been required, except that no Additional Amounts shall be payable for or on account of:
(a)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:
(i)	the existence of any present or former connection between such Bondholder and The Netherlands or, in the case of payments made by the Guarantor, the Republic of Indonesia, or such other jurisdiction in which the Issuer or the Guarantor is organised, as the case may be, other than merely holding such Bond; or
(ii)	presentation of such Bond (where presentation is required) more than 30 calendar days after the later of (A) the date on which the payment first became due and (B) if the full amount payable has not been received in New York City by the Trustee or the Principal Paying Agent on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Bondholders, except to the extent that such Bondholder would have been entitled to such Additional Amounts if it had presented such Bond for payment on the last day of such period of 30 calendar days; or
(b)	any withholding or deduction imposed as a result of any holder who would not be liable or subject to the withholding or a deduction by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority;

(c)	any withholding or deduction imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(d)	any withholding or deduction by or on behalf of a Bondholder who would have been able to avoid such withholding or deduction by presenting the relevant Bond to another Paying Agent in a Member State of the European Union.
The payment of principal or interest in respect of any Bond or the net proceeds received on the sale or exchange of any Bond or the payment of any amount in respect of the Guarantee shall be deemed to include the payment of Additional Amounts provided for in these Conditions or the Trust Deed to the extent that Additional Amounts are, were or would be payable in respect thereof pursuant to these Conditions or the Trust Deed.

11.	EVENTS OF DEFAULT

If any of the following events (other than an Event of Default specified in paragraphs (f) or (g) of this Condition 11) occurs and is continuing, the Trustee at its discretion may, and if so requested in writing by the Bondholders representing at least 25% in principal amount of the Bonds then outstanding or if so directed by an Ordinary Resolution, shall (subject to the Trustee being indemnified to its satisfaction) give written notice to the Issuer and the Guarantor declaring that the Bonds are, and upon such declaration they shall become, immediately due and payable at their principal amount together with any accrued interest, any premium, and any Additional Amounts, without further action or formality:
(a)	Non-payment of interest: default in the payment of interest on any Bond when the same becomes due and payable, and such default continues for a period of 30 calendar days;

(b)	Non-payment of principal: default in the payment of the principal or premium, if any, of any Bond when the same becomes due and payable at maturity or otherwise or a failure to redeem or purchase Bonds when required pursuant to the Trust Deed or the Bonds;

(c)	Breach of other obligations: the Issuer or the Guarantor defaults in the performance or observance of any other covenants or agreements in the Trust Deed or the Bonds and the default (i) is, in the opinion of the Trustee, incapable of remedy or (ii) being a default which is capable of remedy continues for 30 calendar days after the date on which written notice of such default is given to the Issuer and the Guarantor by the Trustee or given to the Issuer, the Guarantor and the Trustee by Bondholders of at least 25% in aggregate principal amount of the Bonds then outstanding hereunder;

(d)	Cross-default:
(i)	any Indebtedness of the Issuer, the Guarantor or any Restricted Subsidiary is not paid when due or within any originally applicable grace period (as the case may be);

(ii)	any default by the Issuer or the Guarantor under any instrument or instruments under which there is or may be secured or evidenced any Indebtedness of the Issuer or the Guarantor that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity; or

(iii)	a default by the Issuer or the Guarantor in the payment when due of any portion of the principal under any instrument or instruments under which there is or may be secured or evidenced any Indebtedness of the Issuer or the Guarantor, and such unpaid portion exceeds US$5,000,000 (or its foreign currency equivalent) individually or in the aggregate and is not paid, or such default is not cured or waived, within any grace period applicable thereto;
(e)	Unsatisfied judgment: any final judgment or order from which no further appeal or judicial review is permissible for the payment of money shall be rendered against the Issuer or the Guarantor in an amount in excess of US$5,000,000 (or its foreign currency equivalent) individually or in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) and shall not be discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order in excess of US$5,000,000 (or its foreign currency equivalent) individually or in the aggregate during which a stay of enforcement of such final judgment or order, irrespective of reason, shall not be in effect;

(f)	Insolvency and Rescheduling:

if, in relation to the Issuer or the Guarantor:
(i)	it ceases or threatens to cease to carry on its business or a substantial part of its business;

(ii)	any order shall be made by any competent court or other authority or a resolution passed for the dissolution or winding-up of the Issuer or the Guarantor or for the appointment of a liquidator, curator in bankruptcy, or receiver of the Issuer or the Guarantor or of all or substantially all of their assets;

(iii)	it is unable to honour its obligations as they fall due;

(iv)	it commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its Indebtedness, or the Issuer makes an assignment for the benefit of, or enters into any general assignment (akkoord) with; its creditors;

(v)	the Issuer files a petition for a suspension of payments (surseance van betaling) or for bankruptcy (faillissement) or is declared bankrupt or becomes subject to any other regulation having similar effect; or

(vi)	the Guarantor files a petition for a suspension of payments or for bankruptcy or is declared bankrupt or becomes subject to any other regulation having similar effect.
(g)	Creditors’ Process: any expropriation, attachment, sequestration, distress or execution (including, in relation to the Issuer conservatory attachment (conservatoir beslag) or executory attachment (executoriaal beslag)) affects any asset or assets of the Issuer or the Guarantor and is not discharged within 30 days.

(h)	Analogous Events: any event occurs in respect of the Issuer or the Guarantor which under the laws of any relevant jurisdiction has a similar or analogous effect to any of those events mentioned in paragraphs (f) and (g) above.

(i)	Guarantee Not in Force: any Guarantee of the Bonds is not (or is claimed by the Guarantor not to be) in full force and effect;

(j)	Security Not in Force: any Security Document is not (or is claimed by the Guarantor not to be) in full force and effect;

(k)	Moratorium or Expropriation: a moratorium is agreed or declared in respect of any Indebtedness of the Issuer or the Guarantor or any governmental authority shall take any action to condemn, seize, nationalise or appropriate all or a substantial part of the assets of the Issuer or the Guarantor or any of the Capital Stock of the Guarantor or shall take any action that adversely affects the ability of the Issuer or the Guarantor to perform its obligations under the Trust Deed or the Bonds, or the Issuer or the Guarantor shall be prevented from exercising normal control over all or a substantial part of its property;

(l)	Repudiation: the Issuer or the Guarantor repudiates the Trust Deed, the Agency Agreement, the Guarantee or the Bonds or does or causes or permits to be done any act or thing evidencing an intention to repudiate such agreement;

(m)	Licence, etc.: any licence, consent, authorisation, registration or approval at any time necessary to enable the Issuer or the Guarantor to comply with any of its obligations under the Trust Deed, the Agency Agreement, any Guarantee, the Intercompany Loans or the Bonds, as applicable, to which it is a party, shall be revoked, withdrawn or withheld or shall be modified or amended in a manner prejudicial to the interests of the Trustee or the Bondholders;

(n)	Currency Controls: the capital and/or currency exchange controls in place in the Republic of Indonesia or The Netherlands on the Issue Date shall be modified or amended in any manner that may adversely affect the ability of the Issuer or the Guarantor from performing its obligations under these Conditions, the Trust Deed, the Guarantee or the Bonds;

(o)	Cessation of Ownership: the entire issued share capital of the Issuer ceases to be wholly owned, directly or indirectly, by the Guarantor; or

(p)	Unlawfulness: it is or will become unlawful for the Issuer or the Guarantor to perform or comply with any of its obligations under or in respect of the Bonds or the Trust Deed.
If an Event of Default specified in paragraph (f) or (g) of this Condition 11 occurs, the principal of, premium on, if any, and accrued interest (and any Additional Amounts thereon) on all the Bonds shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Bondholders.
If the Trustee is unable in its sole discretion to determine whether an Event of Default or Default is capable or incapable of remedy and/or an event is materially prejudicial to the interests of the Bondholders, it may call for and rely on an Ordinary Resolution to make such determination and the Trustee shall not be obliged to make any determination unless it has been indemnified to its satisfaction.
The Issuer and the Guarantor shall promptly deliver to the Trustee written notice of any Default or Event of Default upon the Issuer or the Guarantor, as the case may be, becoming aware of such Default or Event of Default. The Trustee shall notify the Bondholders of the receipt of any such certificate or notice.
12.	PRESCRIPTION

Claims for principal shall become void unless the relevant Bonds are presented for payment as required by Condition 6 within ten years of the appropriate Relevant Date. Claims for interest shall become void unless the relevant Bonds are presented for payment as required by Condition 6 within five years of the appropriate Relevant Date.

13.	REPLACEMENT OF BONDS

If any Definitive Certificate or the Global Certificate is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Transfer Agent, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer and the Transfer Agent may reasonably require. Mutilated or defaced Definitive Certificates or the Global Certificate must be surrendered before replacements will be issued.

14.	ENFORCEMENT

At any time after the Bonds have become due and payable, the Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer and/or the Guarantor as it may think appropriate to enforce terms of the Trust Deed and the Bonds but it will not be bound to take any such proceedings unless (a) it shall have been so requested in writing by the holders of not less than 25% in principal amount of the Bonds then outstanding or shall have been so directed by an Ordinary Resolution and (b) it shall have been indemnified to its satisfaction. No Bondholder may proceed directly against the Issuer or the Guarantor unless the Trustee, having become bound to do so, fails to do so within a reasonable period and such failure shall be continuing.

15.	MODIFICATION, WAIVER AND SUBSTITUTION

15.1	Meetings

The Trust Deed contains provisions for convening meetings of Bondholders to consider matters affecting their interests, including the sanctioning by Ordinary Resolution or Extraordinary Resolution of a modification of any of these Conditions or any provisions of the Trust Deed. Such a meeting may be convened by Bondholders holding not less than 10% in principal amount of the Bonds for the time being outstanding. The quorum for any meeting convened to consider an Ordinary Resolution will be two or more persons holding or representing over 50% in principal amount of the Bonds for the time being outstanding, or at any adjourned meeting, two or more persons being or representing Bondholders whatever the principal amount of the Bonds held or represented, unless the business of such meeting includes consideration of proposals:
(a)	to modify the maturity of any Bonds or the dates on which interest is payable in respect of any Bonds;

(b)	to reduce or cancel the principal amount of, any premium payable on redemption of, or amount of interest on or to vary the method of calculating the rate of interest on, any Bonds;

(c)	to change the currency of payment of any Bonds;

(d)	to modify or cancel the Guarantee; or

(e)	to amend this provision or to modify the provisions concerning the quorum required at any meeting of the Bondholders or the majority required to pass an Ordinary Resolution or an Extraordinary Resolution.

(f)	(each of (a), (b), (c), (d) and (e) above, a “Reserved Matter”), in which case the necessary quorum for passing an Extraordinary Resolution required for such Reserved Matters will be two or more persons holding or representing not less than 75%, or at any adjourned such meeting not less than 50%, in principal amount of the Bonds for the time being outstanding. An Ordinary Resolution or Extraordinary Resolution duly passed at any meeting of Bondholders will be binding on all Bondholders, whether or not they are present at the meeting at which such resolution was passed. The Trust Deed provides that a written resolution signed by or on behalf of the holders of not less than 90% of the aggregate principal amount of Bonds outstanding shall be as valid and effective as a duly passed Ordinary Resolution or Extraordinary Resolution, as applicable.
The provisions of this Condition 15.1 are subject to the further provisions of the Trust Deed.

15.2	Modification and Waiver

The Trustee may agree, without the consent of the Bondholders, to (a) any modification (except as mentioned in Condition 15.1 above) to, or the waiver or authorisation of any breach or proposed breach of, the Bonds or the Trust Deed which is not, in the opinion of the Trustee, materially prejudicial to the interests of the Bondholders or (b) any modification to these Conditions or the Trust Deed which, in the Trustee’s opinion, is of a formal, minor or technical nature or to correct a manifest error or to comply with mandatory provisions of law. Any such modification, waiver or authorisation will be binding on the Bondholders and, unless the Trustee so agrees otherwise, any such modifications will be notified by the Issuer to the Bondholders as soon as practicable thereafter.

15.3	Interests of Bondholders

In connection with the exercise of its functions (including but not limited to those in relation to any proposed modification, authorisation, waiver or substitution), the Trustee shall have regard to the interests of the Bondholders as a class and shall not have regard to the consequences of such exercise for individual Bondholders and the Trustee shall not be entitled to require, nor shall any Bondholder be entitled to claim, from the Issuer or the Guarantor, any indemnification or payment in respect of any tax consequences of any such exercise upon individual Bondholders.

15.4	Substitution

The Trust Deed contains provisions under which (a) the Guarantor or any Subsidiary may, without the consent of the Bondholders, assume the obligations of the Issuer as principal debtor under the Trust Deed and the Bonds and (b) any Subsidiary may, without the consent of the Bondholders assume the obligations of the Guarantor as guarantor under the Trust Deed and the Bonds, provided that, in each case, certain conditions specified in the Trust Deed are fulfilled, including (i) in the case of a substitution of the Issuer by a company other than the Guarantor, a requirement that the Guarantee of the Bonds is fully effective in relation to the obligations of the new principal debtor under the Trust Deed and the Bonds and (ii) in the case of a substitution of the Guarantor as guarantor under the Trust Deed, a requirement that the Trustee is satisfied that the interests of the Bondholders will not be materially prejudiced thereby and a requirement that the Guarantee of the Bonds by the new guarantor is fully effective in relation to the obligations of the new guarantor under the Trust Deed and the Bonds.

No Bondholder shall, in connection with any substitution, be entitled to claim any indemnification or payment in respect of any tax consequence thereof for such Bondholder except to the extent provided for in Condition 10 (or any undertaking given in addition to or substitution for it pursuant to the provisions of the Trust Deed).

16.	FURTHER ISSUES

The Issuer may from time to time, without the consent of the Bondholders and in accordance with the Trust Deed, create and issue further bonds (“Additional Bonds”) having, in all respects (or in all respects except for the Issue Date and the first payment of interest), the same terms and conditions as the Bonds issued on the Issue Date so that such further issue shall be consolidated and form a single series with the Bonds. The Additional Bonds may only be issued in exchange for Existing Bonds, upon the cancellation of such Existing Bonds (at the price and on the terms set forth in the Exchange Offer and Consent Solicitation Memorandum of the Issuer dated June 12, 2009. The maximum principal amount of Bonds that may be constituted by the Trust Deed is US$435,225,000.

Additional Bonds shall have the full benefit of the Guarantee and the Security. Bonds issued on the Issue Date and Additional Bonds will be treated as a single series for all purposes, including, without limitation, waivers, amendments and redemptions. References in these Conditions to the Bonds include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the Bonds. Any further securities forming a single series with the outstanding securities of any series (including the Bonds) constituted by the Trust Deed or any deed supplemental to it shall, and any other securities may (with the consent of the Trustee), be constituted by a deed supplemental to the Trust Deed.

17.	NOTICES

Without prejudice to the requirement of the SGX-ST, all notices to Bondholders shall be validly given if published in a leading newspaper having general circulation in Asia (which is expected to be the Asian Wall Street Journal). Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

18.	AGENTS

The Issuer reserves the right, in accordance with the Agency Agreement, at any time to vary or terminate the appointment of any Agent and to appoint additional or other Agents. The Issuer will at all times maintain (a) a Principal Paying Agent and (b) a Paying Agent in Singapore upon the issue of any Bonds in definitive form so long as the Bonds are listed on the SGX-ST and the rules of the SGX-ST so requires, and which shall be referred to in these Conditions as the “Singapore Agent”.

Notice of any such termination or appointment, of any changes in the specified offices of any Agent, and of any change in the identity of the Agent will be given promptly by or on behalf of the Issuer to the SGX-ST and the Bondholders and in any event not less than 45 calendar days’ notice will be given. To the extent required, the Issuer will maintain a Paying Agent with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive.

19.	TRUSTEE

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from taking proceedings to enforce repayment unless indemnified to its satisfaction. The Trustee is entitled to enter into business transactions with the Issuer, the Guarantor and any entity related to the Guarantor without accounting for any profit.

20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999 AND TRUSTEE ACTS

No person shall have any right to enforce any term or condition of the Bonds under the Contracts (Rights of Third Parties) Act 1999.

21.	CURRENCY INDEMNITY

U.S. dollars (the “Contractual Currency”) is the sole currency of account and payment for all sums payable by the Issuer in respect of the Bonds and the Guarantor in respect of the Guarantee, including damages.

Any amount received or recovered in a currency other than the Contractual Currency (whether as a result of or an amount received or recovered in a currency other than the Contractual Currency (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or the Guarantor or otherwise), by the Trustee or any Bondholder in respect of any sum expressed to be due to it from the Issuer or the Guarantor shall only discharge the Issuer and the Guarantor to the extent of the Contractual Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that Contractual Currency amount is less than the Contractual Currency amount expressed to be due to the recipient in respect of the Bonds, the Trust Deed or the Agency Agreement, the Issuer or the Guarantor, as the case may be, shall indemnify it against any loss sustained by it as a result. In any event, the Issuer or the Guarantor, as the case may be, shall indemnify the recipient against the cost of making any such purchase.

These indemnities constitute separate and independent obligations from the Issuer’s and the Guarantor’s other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Trustee and/or any Bondholder and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under any

Bond, the Trust Deed or the Agency Agreement or any other judgment or order.

22.	WAIVER OF IMMUNITY

To the extent that the Issuer or the Guarantor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid or execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Issuer or the Guarantor or its assets or revenues, the Issuer and the Guarantor in the Trust Deed have agreed not to claim and have irrevocably waived such immunity to the full extent permitted by the laws of such jurisdiction.

23.	GOVERNING LAW
(a)	The Trust Deed and the Bonds are governed by and shall be construed in accordance with English law.

(b)	The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Bonds or the Guarantee and accordingly any legal action or proceedings arising out of or in connection with the Bonds or the Guarantee (“Proceedings”) may be brought in such courts. Each of the Issuer and the Guarantor has in the Trust Deed irrevocably submitted to the jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. These submissions are made for the benefit of each of the Bondholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

(c)	Each of the Issuer and the Guarantor has irrevocably appointed in the Trust Deed Law Debenture Corporate Services Limited as its irrevocably appointed agent in England to receive service of process in any Proceedings in England based on any of the Bonds, the Trust Deed or the Guarantee.

The Bonds have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The Bonds are being offered outside the United States in accordance with Regulation S, and subject to certain exceptions, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
The information contained herein does not constitute an offer of securities for sale in Australia, Belgium, Canada, Germany, Hong Kong, Indonesia, Italy, Japan, Singapore, Spain, Switzerland, the United Kingdom, the United States or any other jurisdiction in which the making of such an offer would not be in compliance with the laws or regulations of such jurisdiction. Your attention is drawn to the Exchange Offer and Consent Solicitation Memorandum dated June 12, 2009, as amended by supplements dated June 24, 2009, July 15, 2009 and July 21, 2009 and the Preliminary Offering Circular which contain offer, distribution and transfer restrictions which apply to the information contained herein.